Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) the type that the registrant customarily and actually treats as private or confidential.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”), dated December 31, 2024 (the “Execution Date”), is entered into by and among SICHUAN KELUN-BIOTECH BIOPHARMACEUTICAL CO., LTD., a limited liability company organized under the laws of the People’s Republic of China, with a place of business at No. 666 Xinhua Avenue Chengdu Cross- Strait Science and Technology Industry Development Park Wenjiang District, Chengdu Sichuan Province, PRC (“Kelun”), HARBOUR BIOMED (SHANGHAI) CO., LTD, a limited liability company organized under the laws of the People’s Republic of China, with a place of business at 6F, No. 987, Cailun Road, Pilot Free Trade Zone, Shanghai, China 201203 (“HBM”), and Windward Bio AG, a corporation (Aktiengesellschaft) organized and existing under the laws of Switzerland, with registered office at c/o burckhardt AG, Steinentorstrasse 23, 4051 Basel, Switzerland (“Windward”). Kelun and HBM each may be referred to herein individually as a “Licensor” or collectively as “Licensors.” In addition, Kelun, HBM and Windward each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Licensors have developed certain mono-specific antibodies targeting TSLP, including the mono-specific antibody internally known as A378, and Licensors jointly own or control certain patent, know-how and other intellectual property rights relating to such compounds; and

WHEREAS, Windward wishes to obtain from Licensors, and Licensors are willing to grant to Windward, an exclusive license to research, develop, manufacture and commercialize such antibodies outside of China and certain other Asian countries, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized have the meanings set forth below:

1.1 “Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2 “Accounting Standards” means U.S. Generally Accepted Accounting Principles (GAAP) or the International Financial Reporting Standards (IFRS), as applicable.

1.3 “Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than fifty percent (50%) of the members of the governing body of such entity, (b) in the case of a non-corporate Person, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, status as general partner in a partnership, by contract relating to voting rights or corporate governance, resolution, regulation or otherwise.

1.4 “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.5 [***].

1.6 [***].

1.7 [***].

1.8 “Biological Materials” means any [***], any Progeny, any Unmodified Derivatives and any of the foregoing materials contained or incorporated in Modifications.

1.9 “Biosimilar Product” means, with respect to a Product sold by Windward, its Affiliate or sublicensee in a country or jurisdiction in the Windward Territory, any pharmaceutical or biological product that (a) contains Active Ingredients that are “biosimilar” (as such term is used in 42 U.S.C. § 262(i)(2)) to the Active Ingredients of such Product; (b) is sold in such country or jurisdiction by a Third Party that is not a sublicensee of Windward or its Affiliates and did not purchase such product in a chain of distribution that included Windward or any of its Affiliates or its or their sublicensees; and (c) has obtained Regulatory Approval in such country or jurisdiction as “biosimilar product” or “similar biological medicinal product” (or similar designation) of such Product on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by Windward, its Affiliates or its or their sublicensees for such Product.

1.10 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, U.S., or Shanghai, China, are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.11 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the first Calendar Quarter shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.12 “Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Effective Date and end on the first December 31 to occur after the Effective Date, and the last Calendar Year shall end on the last day of the Term.

1.13 “Cessation” means, [***].

1.14 “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, European Directive 2003/94/EC and Eudralex 4, the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines, and the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time.

1.15 “Change of Control” means, with respect to a Party, that: (a) any Third Party (or group of Third Parties acting in concert) acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party (or group of Third Parties acting in concert) in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party (or group of Third Parties acting in concert) is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning fifty percent (50%) or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one (1) or more related transactions, other than to an Affiliate or pursuant to one (1) or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) entry into such other arrangement or agreement whereby a Third Party (or group of Third Parties acting in concert) obtains the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party; provided, however, that, notwithstanding the foregoing, Change of Control shall not include (x) any transaction or series of transactions for bona fide financing purposes (including public offering) or Tax purposes (including the change of place of incorporation or domicile), (y) solely with respect to Section 8.6, any Reverse Merger or merger into a special purpose acquisition vehicle (or SPAC) involving Windward or Parent that is not effectuated as part of a transaction or series of transactions primarily intended to effectuate a Change of Control of Windward or Parent, or (z) solely with respect to Section 8.6, a Merger of Equals involving Windward or Parent that is not effectuated as part of a transaction or series of transactions primarily intended to effectuate a Change of Control of Windward or Parent.

1.16 “Clinical Trial” means any clinical testing of a Product in human subjects, including but not limited to any Phase 1 Clinical Trial, Phase 2 Clinical Trial, and Phase 3 Clinical Trial, including for clarity any investigator-sponsored clinical trials.

1.17 “Combination Product” means (a) a single pharmaceutical formulation (whether co-formulated or administered concurrently via the same administration route) containing, as its Active Ingredients, both a Compound and one or more other therapeutically or prophylactically Active Ingredients, or (b) a combination therapy of two separate products for concurrent or sequential administration comprised of (i) a product containing a Compound, as its Active Ingredient, and (ii) a product containing one or more other Active Ingredients (such other Active Ingredients in each of (a) and (b), “Other Ingredients”), whether (A) priced and sold in a single package containing such multiple products, (B) packaged separately but sold together for a single price or where a discount, rebate or other amount is provided in exchange for (or otherwise conditioned upon) the purchase of the product containing such other Active Ingredients, in each case of clause (a) and (b), including all dosage forms, formulations, presentations, and package configurations. [***]

1.18 “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, detailing or selling of pharmaceutical products (including importing and exporting activities in connection therewith), including all activities directed to obtaining pricing and reimbursement approvals for a Product.

1.19 “Commercially Reasonable Efforts” means [***].

1.20 “Competing Product” means, [***].

1.21 “Compound” means (a) the mono-specific product candidate known as A378 (the “Lead Compound”); (b) [***]; (c) biologically active fragments, variants or derivatives of any compound in subsections (a) and (b); (d) [***].

1.22 “Confidential Information” of a Party means all Know-How, unpublished patent applications and other information, materials and data of a financial, commercial, business, scientific or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic or other form. The terms and conditions of this Agreement are the Confidential Information of the Parties.

1.23 “Control” or “Controlled” means, with respect to any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information that a Party has the legal authority or right (whether by ownership, license or otherwise) to provide or disclose to the other Party, or grant to the other Party a license, sublicense, access or other right (as applicable) under, such Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing, after a Change of Control of a Party or a Third Party Acquisition by a Party or its Affiliate, such Party or its Affiliate, as applicable, shall not be deemed to Control any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information that are owned or in- licensed by the applicable acquiring entity or Third Party Acquiree, except to the extent that such Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information were developed using any intellectual property rights owed or in-licensed by such Party or the Pre-Existing Affiliates of such Party. Notwithstanding the foregoing, to the extent a Party or its Affiliates individually acquires, directly or indirectly, ownership of or the rights to practice any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information from a Third Party after the Effective Date, all such Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information shall only be deemed Controlled by such Party or its Affiliates with respect to the Party otherwise receiving a license, sublicense, access or other right (as applicable) thereto pursuant to this Agreement if such second Party notifies such first Party in writing that it wishes to obtain such license, sublicense, access or other right (as applicable) and agrees to comply with the upstream obligations attributable to the grant of such license, sublicense, access or other right (as applicable) to such second Party or such second Party’s, or its Affiliates’ or its or their licensees’ or sublicensees’ maintenance or practice of such license, sublicense, access or other right (as applicable) (including any payments owed to any Third Party to the extent attributable or reasonably allocable to such license, sublicense, access or other right (as applicable)).

1.24 “Cover” means, with respect to a Patent and a particular product, composition, process, method, invention or other subject matter, that, in the absence of ownership of or a license under such Patent, the make, use, sale, offer for sale or importation of such product or composition or the practice of such process, method, invention or subject matter would infringe such Patent (if the Patent is still pending, treating such Patent as if issued).

1.25 “Designated Material Development Issue” means [***].

1.26 “Development” or “Develop” means all development activities to obtain and maintain Regulatory Approval for a Product, including all pre-clinical studies, test method development and stability testing, toxicology, formulation, profiling, characterization, and Clinical Trials of a Product, manufacture process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, CMC activities, distribution of a Product for use in Clinical Trials (including placebos and comparators), pharmacovigilance activities, adverse event reporting, statistical analyses, the preparation and submission of regulatory filings and all regulatory affairs related to any of the foregoing.

1.27 “Directed to” means, with respect to a target and any Compound or other compound, product, antibody, antibody fragment. or agent, that such Compound or other compound, product or agent binds to and activates, inhibits, or otherwise modulates such target as its primary mechanism of action.

1.28 “Divest” means the sale or transfer of all rights to the applicable compound or program to a Third Party such that neither the applicable acquirer nor any of its Affiliates has any further right to perform or be involved in any activities with respect to such compound or product or receive a continuing share of profit or other economic interest in the success of such compound or product; provided, that if such transfer is effected by way of one (1) or more asset sales, licenses or sublicenses, the licensor shall be entitled to receive license fees, milestones and royalties attributable to the development or sales of such compound or product and, for clarity, such products or such license fees, milestones or royalties shall not be a factor in determining such Party’s Commercially Reasonable Efforts under this Agreement.

1.29 “Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.

1.30 “Effective Date” means the occurrence of both (a) the date of the completion (i.e., the execution of all financing documents by the parties thereto, but not necessarily receipt of all committed funds) of Parent’s first financing of at least [***] in the aggregate, and (b) receipt by Parent of unrestricted and immediately available funds in an unrestricted bank account controlled by Parent in an amount in the aggregate of at least [***] less a reasonable amount for any related fees or other expenses.

1.31 “FDA” means the U.S. Food and Drug Administration or its successor.

1.32 “Field” means all diagnostic, palliative, prophylactic, and therapeutic uses in humans.

1.33 “First Commercial Sale” means, with respect to any Product in any country or jurisdiction, the first sale of such Product to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approval has been obtained for such Product in such country or jurisdiction. For clarity, First Commercial Sale shall not include any sale or transfer of a Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”

1.34 “FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Licensor or its Affiliates and assigned to perform specified work hereunder (such as providing assistance in clinical training, document review or drafting, etc.), with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [***] hours per year, provided that any such employee who devotes less than [***] hours per year shall be treated as an FTE on a pro rata basis based on the number of actual hours worked divided by [***]. For clarity, FTEs shall not include information technology, human resources, financial or legal personnel.

1.35 “FTE Costs” means all costs and expenses actually incurred by a Licensor or its Affiliate for an FTE providing the applicable services and performing the specified work hereunder, which shall be calculated by multiplying the number of FTEs performing such activities by the applicable FTE Rate.

1.36 “FTE Rate” means [***] per year (which, for clarity, amounts to [***] per FTE hour).

1.37 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the ICH Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.38 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the applicable region, country or jurisdiction, each as may be amended and applicable from time to time.

1.39 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, jurisdiction, region, state or local authority or any political subdivision thereof, or any association of countries.

1.40 “HBMT” means Harbour Biomed Therapeutics Limited.

1.41 “IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission to the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical product in humans.

1.42 “Indication” means, with respect to a Product, any separately defined, well categorized class of human disease, syndrome, disorder or medical condition for which a separate Regulatory Approval is filed for such Product with the applicable Regulatory Authority in a given country or jurisdiction. All variants of a single disease, disorder or condition (whether classified by severity or otherwise), regardless of the patient population, shall be treated as the same Indication. By way of example, (a) the treatment of a disease, disorder, or condition in a particular patient population and the treatment of the same disease, disorder, or condition in another population (e.g., adult population and pediatric population) shall be treated as the same Indication, and (b) different stages of disease and different treatment settings (e.g., adjuvant and metastatic) shall be treated as the same Indication. For clarity, an Indication is only distinct from another Indication if the diseases associated with such Indications are (i) listed in two different blocks of the Tenth Revision of the International Classifications of Diseases and Related Health Problems (ICD-10) (as may be revised or amended from time to time) or a successor classification (e.g., any neoplasm under C15 is in a different block from any neoplasm under block C16, whereas C15.0 and C15.1 belong to the same block) and (ii) developed under separate clinical studies.

1.43 “Initial Consideration” means, with respect to any Change of Control of Windward (or, if Windward assigns or otherwise transfers this Agreement to any of its direct or indirect Affiliates before Windward undergoes a Change of Control, the relevant Affiliate) (including any controlling Affiliate, directly or indirectly, of any of the foregoing), any [***] paid to or received by Windward (or any such Affiliate) or any of its or their respective Affiliates or shareholders, other than Licensors, in connection with such Change of Control and at the time of or at any time following the closing of such Change of Control, and specifically excluding [***].

1.44 “Initiate” means, with respect to a Clinical Trial, the dosing (either with a Product or placebo) of the first human subject or patient enrolled in such Clinical Trial. “Initiation” means the act of Initiating a Clinical Trial.

1.45 “Invention” means any data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that is invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or sublicensees, including all rights, title and interest in and to the intellectual property rights therein.

1.46 [***].

1.47 “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.48 “Lead Compound Product” means the Product containing the Lead Compound as its sole Active Ingredient that is being Developed by Licensors in the Retained Territory as of the Execution Date.

1.49 “Lead + [***] Product” means [***].

1.50 “Lead + [***] Product” means [***].

1.51 “Licensed Cell Lines” means [***].

1.52 “Licensed Cell Line Technology” means [***].

1.53 “Licensed Know-How” means all Know-How and Regulatory Materials that is (a) Controlled by a Licensor (or its Affiliates) individually or by both Licensors (or their respective Affiliates) jointly as of the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for the Development, Manufacture or Commercialization of a Compound or Product in the Field in the Windward Territory. Notwithstanding the foregoing, Licensed Know- How specifically excludes (i) Joint Inventions, and (ii) any Know-How within the Licensed Cell Line Technology.

1.54 “Licensed Patents” means all Patents that (a) are Controlled by a Licensor (or its Affiliates) individually or by both Licensors (or their respective Affiliates) jointly as of the Effective Date or at any time during the Term, and (b) (i) Cover a Compound or Product (including composition of matter, methods of making and using) in the Field in the Windward Territory, (ii) claims any Licensed Know-How, or (iii) is otherwise necessary or reasonably useful for the Development, Manufacture or Commercialization of a Compound or Product in the Field in the Windward Territory. Licensed Patents existing as of the Execution Date (“Existing Licensed Patents”) are set forth in Exhibit A. Notwithstanding the foregoing, Licensed Patents specifically excludes (i) Joint Patents, and (ii) any Patents within the Licensed Cell Line Technology.

1.55 “Licensed Technology” means Licensed Know-How and Licensed Patents. For the avoidance of doubt, Licensed Technology specifically excludes any Licensed Cell Line Technology.

1.56 “Licensor Retained Territory Licensee” means any Third Party that is granted a license by a Licensor under such Licensor’s interest in any Licensed Know-How or Licensed Patents (with such terms applying with respect to the Retained Territory instead of the Windward Territory) for the Development, Manufacture or Commercialization of a Compound or Product in the Field in the Retained Territory.

1.57 “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to sell a pharmaceutical product in a particular country or jurisdiction and all amendments and supplements thereto, including New Drug Application (NDA) and Biologic License Application (BLA) and equivalent applications in country or jurisdiction outside the U.S.

1.58 “Major European Country” means any one of France, Germany, Italy, Spain, and the United Kingdom.

1.59 “Manufacture” and “Manufacturing” mean activities directed to the synthesis, manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting a Compound or Product or any intermediate thereof.

1.60 “Manufacturing Cost” means, with respect to a Compound or Product supplied by Kelun to Windward:

(a) if a Compound or Product is Manufactured by Kelun’s Third Party contract manufacturer, (i) Kelun’s actual Third Party cost of the manufacture and supply of such Compound or Product, plus (ii) the cost (including internal cost) incurred by Kelun in connection therewith, including for manufacturing oversight, quality assurance and supply management related thereto; and

(b) if a Compound or Product is Manufactured by Kelun itself or its Affiliate, the actual, fully burdened cost for the manufacture and supply of such Compound or Product, including raw materials, direct labor and benefits, and the proportionate share of indirect manufacturing costs. Such fully burdened cost shall be calculated in accordance with the Accounting Standard consistently applied and, if applicable, on a theoretical full-capacity basis (with reasonable changeover and maintenance downtime) with the percentage allocable to Manufacturing Cost representing the number of units or runs of a Compound or Product produced or performed as a percentage of the total number of units or runs, including those of other products, that could be manufactured in such facility during a Calendar Year, provided that Manufacturing Costs shall include the allocation of costs attributable to unutilized capacity specifically reserved for a Compound or Product.

1.61 “Material Development Issue” means, [***].

1.62 “Merger of Equals” means [***].

1.63 “Modifications” means any material created by, for, or on behalf of HBMT, its Affiliates, and its or their sublicensees (including Windward) from the [***] which contains and/or incorporates a significant portion of the [***], its Progeny or Unmodified Derivatives.

1.64 “Net Sales” means [***].

1.65 [***].

1.66 [***].

1.67 “Other Compound” means any Compound other than the Lead Compound.

1.68 “Other Product” means any Product that is not a Lead Compound Product.

1.69 “Parent” means LE2024 Group AG, to be renamed into Windward Bio Group AG, a corporation (Aktiengesellschaft) organized and existing under the laws of Switzerland, with registered office at c/o burckhardt AG, Steinentorstrasse 23, 4051 Basel, Switzerland, being the parent company of Windward (or, following an internal reorganization, the top holding company directly or indirectly holding Windward).

1.70 “Partner” means any Third Party that acquires from, or is otherwise granted by, Windward or its Affiliates the right to Develop, Commercialize, and/or otherwise exploit Compound or Product in the Field in any part of the Windward Territory (excluding Subcontractors that act solely for Windward or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Windward or its Affiliate that pays an arms-length, fair market value transfer price and nothing else), whether through a license, sublicense, option, acquisition or assignment of such rights to the Compound or Product in an asset sale, license or sublicense transaction, or otherwise (such agreement, a “Partnership Agreement”).

1.71 “Partnership Revenue” means all [***] received by Windward or any of its Affiliates from a Partner pursuant to the applicable Partnership Agreement or in consideration thereof reasonably allocable to Licensed Technology, Compound or Product, including, without limitation, [***], but excluding the following: [***].

1.72 “Patents” means all national, regional and international patents and patent applications, including divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.73 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.74 “Phase 1 Clinical Trial” means the clinical study of a Product in healthy volunteers or patients to estimate the initial safety and tolerability of such Product and to determine the metabolism and the pharmacokinetic and pharmacodynamic actions of such Product, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness and on such Product’s activity, or any human clinical trial of such Product that would otherwise satisfy the requirements of 21 § CFR 312.21(a) or corresponding foreign regulations.

1.75 “Phase 2 Clinical Trial” means a controlled clinical study conducted to evaluate the effectiveness and to explore the therapeutic efficacy of a Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such Product and to determine the dose and regimen for Phase 3 Clinical Trials, or any human clinical trial of such Product that would otherwise satisfy the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.

1.76 “Phase 3 Clinical Trial” means a controlled clinical study that is performed after preliminary evidence suggesting effectiveness of a Product has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such Product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such Product and to provide an adequate basis for marketing approval and for such Product’s labeling and summary of such Product characteristics, or any human clinical trial of such Product that would otherwise satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.

1.77 “Pivotal Clinical Trial” means any clinical study of a Product, whether or not a Phase 3 Clinical Trial, the results of which, together with prior data and information concerning such Product, are intended to be or are otherwise are sufficient, without any additional Clinical Study, to meet the evidentiary standard for demonstrating the safety and efficacy of such Product established by a Regulatory Authority in any particular jurisdiction and are intended to support, or otherwise support, the submission of an application for Regulatory Approval of such Product in such jurisdiction.

1.78 “Pre-Existing Affiliates” means, with respect to a given Party and a Change of Control of such Party or a Third Party Acquisition by such Party or its Affiliates, any Affiliates of such Party existing immediately prior to the effective date of such Change of Control or Third Party Acquisition transaction, as applicable.

1.79 “Region” means any of (a) the United States, (b) the European Unition and the United Kingdom and (c) the rest of the world.

1.80 “Product” means any pharmaceutical product that contains a Compound (for clarity, a monospecific, bispecific, multi-specific antibody or conjugate, including antibody-drug conjugates or radionuclide-antibody conjugates thereof) as an Active Ingredient, alone or in combination with other Active Ingredient(s) (provided that such other Active Ingredient is not proprietary), in any formulation or dosage form and for any mode of administration, including any Combination Product. Product specifically excludes any ROFN Product.

1.81 “Progeny” means an unmodified descendant from the [***], such as cell from cell.

1.82 “Regulatory Approval” means, with respect to a Product in a country or jurisdiction, all approvals, including pricing and reimbursement approvals, from the Regulatory Authorities necessary to broadly market and sell such Product in such country or jurisdiction, including but not limited to any MAA.

1.83 “Regulatory Authority” means any applicable Government Authority responsible for granting any Regulatory Approvals for a Product.

1.84 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Regulatory Authority with respect to a pharmaceutical or medical product, including without limitation orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in EU member states under national implementations of Article 10 of Directive 2001/83/EC, and rights similar thereto in other country or jurisdiction.

1.85 “Regulatory Material” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in a particular country or jurisdiction. For clarity, Regulatory Materials include INDs, MAAs and Regulatory Approvals.

1.86 “Retained Territory” means People’s Republic of China (including mainland China, Hong Kong, Macau, and Taiwan), Pakistan, Uzbekistan, Malaysia, Vietnam, Thailand, Myanmar, Laos, Cambodia, Singapore, Brunei, Kazakhstan, Kyrgyzstan, Tajikistan and Turkmenistan.

1.87 “Reverse Merger” means any merger, consolidation or other business combination pursuant to which Windward or Parent is merged into, or is otherwise consolidated or combines with, a public company listed on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, or a subsidiary of such public company, and the shares of capital stock of Windward or Parent outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) that represent, the capital stock of (a) the surviving or resulting corporation, or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidated, or combination, the parent corporation of such surviving or resulting corporation.

1.88 “ROFN Compound” means [***].

1.89 “ROFN Compound Data Package” means, [***].

1.90 “ROFN Product” means any pharmaceutical product that contains a ROFN Compound as an Active Ingredient, alone or in combination with other Active Ingredient(s), in any formulation or dosage form and for any mode of administration.

1.91 “Segregate” means, [***].

1.92 “Tax” or “Taxes” means all forms of preliminary or finally imposed taxation, domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties or additions payable in connection with such taxes, fees, levies duties and other assessments or charges.

1.93 “Terminated Compound” means the type of Compound with respect to which this Agreement is terminated. For clarity, a Terminated Compound is no longer a Compound from and after the effective date of the termination of this Agreement with respect to such Terminated Compound. For purposes of termination of this Agreement with respect to a Terminated Compound or Terminated Product, termination of this Agreement with respect to a Compound will be deemed a termination of this Agreement with respect to all Compounds of the same modality (i.e., bispecific antibody, multi-specific antibody, antibody-drug conjugate, radionuclide- antibody conjugate, or other conjugate) (but not any other modality) Directed to the same biological target or target(s) as such Compound, and all Products containing any of the foregoing Compounds.

1.94 “Terminated Product” means (a) all Products comprising a Terminated Compound and (b) any Product with respect to which this Agreement is terminated. For purposes of termination of this Agreement with respect to a Terminated Compound or Terminated Product, termination of this Agreement with respect to a Product will be deemed a termination of this Agreement with respect to the Compound contained in such Product, all Compounds of the same modality (i.e., bispecific antibody, multi-specific antibody, antibody-drug conjugate, radionuclide- antibody conjugate, or other conjugate) (but not any other modality) Directed to the same biological target or target(s) as such Compound, and all Products containing any of the foregoing Compounds.

1.95 “Terminated Territory” means (a) if this Agreement is terminated in its entirety, the Windward Territory as a whole; or (b) if this Agreement is terminated with respect to one (1) or more Regions in the Windward Territory (but not in its entirety), the Region(s), as applicable, with respect to which this Agreement has been terminated, as applicable.

1.96 “Third Party” means any Person other than Kelun, HBM, Windward and Affiliates of any one of them.

1.97 “Third Party Acquisition” means a transaction in which a Party or any of its Affiliates acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means), which transaction, for clarity, does not result in a Change of Control of such Party (and such Third Party acquired in such transaction, a “Third Party Acquiree”).

1.98 “TSLP” means thymic stromal lymphopoietin (OMIM ID No. 607003).

1.99 “Unmodified Derivatives” means substances created by, for, or on behalf of HBMT, its Affiliates, or its or their sublicensees (including Windward) which constitute unmodified functional sub-units naturally expressed by the [***], such as purified fractionated subsets of the [***].

1.100 “U.S.” means United States of America, including all possession and territories thereof.

1.101 “Valid Claim” means a claim of (a) an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than [***].

1.102 “Windward Product Technology” means all Patents, Know-How, and Regulatory Materials that are Controlled by Windward or its Affiliates as of the Effective Date or at any time during the Term and (i) are necessary or reasonably useful for the Development, Manufacture or Commercialization of a Compound or Product or (ii) are either developed or used by or on behalf of Windward, its Affiliates or its or their sublicensees for the Development, Manufacture or Commercialization of a Compound or Product.

1.103 “Windward Territory” means the entire world outside of the Retained Territory.

1.104 Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
AAA	14.3(a)
Acquiring Party	2.8
Advisory Committee/AC	3.2(a)
Agreement	Preamble
Alliance Manager	3.1
Cure Period	13.2(b)
Defending Party(ies)	9.4
Development Milestone	8.2
Development Milestone Payment	8.2
Enforcing Party(ies)	9.3(c)
Excess Upfront and Milestone Payments	8.7(b)
Existing Licensed Patents	1.54
Existing Regulatory Material	11.2(i)
Execution Date	Preamble
Executive Officers	3.2(f)
Global Development Activities	4.4
Global Trial	4.4
Guaranteed Obligations	15.19
HBM	Preamble

ICH	1.14
Indemnified Party	12.3
Indemnifying Party	12.3
Indirect Taxes	8.11(d)
Insolvency Event	13.2(c)
Joint Inventions	9.1
Joint Patents	9.1
Kelun	Preamble
Lead Compound	1.21
Licensor/Licensors	Preamble
Licensor Indemnitees	12.1
Losses	12.1
Monetization Transaction	15.2(d)
Mono Product	1.63
Multi-Specific Compound	1.21
Non-Defending Party(ies)	9.4
Non-Enforcing Party(ies)	9.3(c)
Non-Prosecuting Party	9.2(b)
Other Component	1.21
Other Ingredients	1.17
Partnership Agreement	1.70
Party/Parties	Preamble
Patent Challenge	13.2(d)
Paying Party	8.11(b)
Pharmacovigilance Agreement	5.7
Phase 2 Material	6.1(a)
Phase 2 Material Payment	6.1(a)
Product Infringement	9.3(a)
Prosecuting Party	9.2(b)
Recipient Party	8.11(b)
Remedial Action	5.9
Retained Territory Development Plan	4.3(b)
Royalty Term	8.5(c)
Sales Milestone Payment	8.3
SEC	10.5(b)
Series A Financing	8.1
Series A Junior Preferred Shares	8.1
Subcontractor	2.10
Sublicensing Party	2.3(c)
Supply Agreement	6.1(b)
Term	13.1
Third Party Acquiree	1.97
U.S. Bankruptcy Code	15.20
Windward	Preamble
Windward Indemnitees	12.2
Windward Territory Development Plan	4.3(a)
Windward Product Patents	9.2(a)

ARTICLE 2

LICENSES

2.1 Licenses to Windward.

(a) Subject to the terms and conditions of this Agreement, each Licensor, hereby grants to Windward (i) an exclusive (even as to such Licensor and its Affiliates), royalty- bearing, transferable (solely in accordance with Section 15.2) license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3, under such Licensor’s interest in the Licensed Technology and such Licensor’s interest in the Joint Inventions and Joint Patents to Manufacture, Develop, use, promote, sell, offer for sale, import and otherwise Commercialize any Compound or Product in the Field in the Windward Territory, and (ii) a royalty-bearing, transferable (solely in accordance with Section 15.2) license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3, under such Licensor’s interest in the Licensed Technology to Manufacture and have Manufactured any Compound or Product in the Field in the Retained Territory solely for the purpose of Developing or Commercializing any Compound or Product in the Windward Territory; provided, however, solely with respect to this subsection (ii), such Licensor retains all rights with respect to its interests in the Licensed Technology to practice the Licensed Technology and grant other Persons a license under the Licensed Technology, in each case, to Manufacture and have Manufactured any Compound or Product in the Field in the Retained Territory for any and all purposes that are not in conflict with the licenses granted under this Agreement.

(b) Subject to the terms and conditions of this Agreement and [***], HBM will cause HBMT to grant to Windward a non-exclusive, royalty-bearing, transferable (solely in accordance with Section 15.2) license, without the right to grant sublicenses, to use the Licensed Cell Line Technology to Manufacture and have Manufactured any Compound or Product in the Field anywhere in the world solely for the purpose of Developing or Commercializing any Product in the Windward Territory. [***].

(c) Windward may, at any time by providing written notice to Licensors, elect to terminate its rights under this Section 2.1 with respect to Lead + [***] Products. In such event, all of Windward’s rights and obligations with respect to Lead + [***] Products shall terminate, and any compound or product containing or comprising a bispecific or multi-specific antibody(ies) that is Directed to both TSLP and a target other than [***] shall no longer be deemed to be a Competing Product hereunder.

2.2 License to Licensors. Subject to the terms and conditions of this Agreement, Windward hereby grants to Licensors (a) an exclusive (even as to Windward and its Affiliates), royalty-free license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3, under the Windward Product Technology and Windward’s interest in the Joint Inventions and Joint Patents to Develop, use, promote, sell, offer for sale, import and otherwise Commercialize any Compound or Product in the Retained Territory, (b) a non-exclusive, royalty- free license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.3, under the Windward Product Technology to (i) Manufacture and have Manufactured any Compound or Product anywhere in the Retained Territory for the purpose of Developing or Commercializing the Product in the Retained Territory, and (ii) perform its obligations under this Agreement or the Supply Agreement. For the avoidance of doubt, the license to Licensor under this Section 2.2 for any Multi-Specific Compound includes the right and license under the Windward Product Technology and Windward’s interest in the Joint Inventions and Joint Patents with respect to any Other Component Controlled by Windward or any of its Affiliates (such as proprietary antibody or fragments or variants), and the license to Licensor under this Section 2.2 for any Combination Product includes the right and license under the Windward Product Technology and Windward’s interest in the Joint Inventions and Joint Patents to any Other Ingredient Controlled by Windward or any of its Affiliates.

2.3 Right to Sublicense. Subject to the terms and conditions of this Agreement, Windward has the right to grant sublicenses through multiple tiers under the licenses granted to it under Section 2.1, to its Affiliates and Third Parties, and each Licensor has the right to grant sublicenses through multiple tiers under the licenses granted to it under Section 2.2, provided that:

(a) Windward shall provide Licensors with written notice of any agreement entered into by Windward (including the identity of the sublicensee) that is a sublicense by Windward under the rights granted to it under the Licensed Technology under Section 2.1, and each Licensor shall provide Windward with written notice of any agreement entered into by such Licensor (including the identity of the sublicensee) that is a sublicense by such Licensor under the rights granted to it under the Windward Product Technology under Section 2.2;

(b) Each sublicense under the Licensed Technology shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, including with respect to confidentiality, intellectual property, governance rights of Licensors and Windward, rights of reference, and Regulatory Materials; and

(c) Windward or Licensors, as applicable, granting a sublicense pursuant to this Section 2.3 (the “Sublicensing Party”) shall provide a true and complete copy of each sublicense agreement to the other Party(ies) within [***] after the grant of a sublicense. The Sublicensing Party will have the right to redact from such copy any confidential or commercially sensitive terms to the extent not pertinent to either Party’s rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement. The Sublicensing Party shall remain directly responsible for all of its obligations under this Agreement regardless of any sublicense. Any conduct, act or omission of a sublicensee that would have constituted a breach of this Agreement shall be imputed to the Sublicensing Party and deemed a breach of this Agreement as if such conduct, act or omission had been directly attributable to the Sublicensing Party.

(d) Neither Party shall grant a sublicense to any sublicensee that has been debarred or disqualified by a Regulatory Authority. For clarity, when referring to “sublicensee” of a Party under this Agreement, it refers to any Third Party, including strategic Commercialization partners, to whom such Party or any of its Affiliates grants a sublicense of its rights received under Section 2.1 or 2.2, as applicable, but excluding all subcontractors (such as, for example, contract research organizations, contract manufacturers, distributors, and service providers on a fee-for- service basis whether or not granted a sublicense to Develop, Manufacture, or Commercialize any Compound or Product).

2.4 Existing Upstream Licenses. Windward acknowledges and agrees that (a) HBMT obtained the right to the Licensed Cell Line Technology from a Third Party under the [***]; (b) the license to be granted to Windward in Section 2.1(b) under such Licensed Cell Line Technology will constitute a sublicense under the [***]; and (c) such sublicense will be subject and subordinate to, and Windward shall comply with, and cause its Affiliates to comply with the terms and conditions of the [***] to the extent set forth on Exhibit D. [***]

HBM will not, and will cause HBMT not to, (a) amend, modify, or terminate the [***] in a manner that would reasonably be expected to adversely affect Windward or its rights hereunder in any material respect or increase any obligations of Windward in connection therewith in any material respect, in each case without the prior written consent of Windward, nor (b) breach the [***] in any material respect or otherwise commit or omit to commit any act in a manner that would give rise to a right of [***] to terminate the [***] or otherwise diminish in any material respect the scope of the licenses or other rights sublicensed by HBMT to Windward pursuant to Section 2.1(b). HBMT shall immediately notify Windward in writing of any notice it receives from [***] that HBMT, itself or due to the actions of Windward as a sublicensee under the [***], is in breach of the [***] in a manner that would adversely affect Windward and the plan to cure such breach.

2.5 No Implied Licenses; Negative Covenant. Except as expressly set forth herein, no license or other right or interest under any Know-How, Patent or other intellectual property of a Party is granted (by implication or otherwise) to the other Party under this Agreement. Windward shall not, and shall not permit any of its Affiliates or its or their sublicensees to, practice any Licensed Technology outside the scope of the license granted by Licensors to Windward under Section 2.1 of this Agreement. Licensors shall not, and shall not permit any of its Affiliates or its or their sublicensees to, practice any Windward Product Technology outside the scope of the license granted by Windward to Licensors under Section 2.2 of this Agreement.

2.6 Exclusivity. Subject to Sections 2.7 and 2.8, during the Term, neither Licensors (individually or collectively) nor Windward, nor any of their respective Affiliates or, in the case of Windward, any sublicensee that is granted a sublicense (at any tier) under Windward’s license under Section 2.1, shall, directly or indirectly, whether by itself or in collaboration with any Third Party, [***].

2.7 Change of Control. If there is a Change of Control involving a Licensor or Windward (where a Licensor or Windward is the acquired entity), the obligations of Section 2.6 will not apply to any compound or product that is controlled by the relevant acquirer or its Affiliates (other than the acquired Party and Pre-Existing Affiliates of the acquired Party) and that exists prior to the closing of such Change of Control or that arises thereafter without access to or reliance upon any Licensed Technology or Confidential Information of a Licensor (if Windward is the acquired Party) or of Windward (if a Licensor is the acquired Party) under this Agreement; provided that: [***] following the effective date of such Change of Control, [***].

2.8 Third Party Acquisition. If a Third Party Acquiree becomes an Affiliate of a Party (each such Party, an “Acquiring Party”) as a result of a Third Party Acquisition, the obligations of Section 2.6 will not apply to any compound or product that is controlled by the relevant Third Party Acquiree or its Affiliates (other than the Acquiring Party and Pre-Existing Affiliates of the Acquiring Party) and that exists prior to the closing of such Third Party Acquisition or that arises thereafter without access to or reliance upon any Licensed Technology or Confidential Information of a Licensor (if Windward is the Acquiring Party) or of Windward (if a Licensor if the Acquiring Party); provided that: [***] following the effective date of such Third Party Acquisition [***].

2.9 Right of First Negotiation.

(a) The Parties acknowledge that as of the Execution Date, Licensors are conducting pre-clinical research on a potential ROFN Compound. When Licensors (or a Licensor, as applicable) desire to grant to any Third Party any right or license to Develop, Commercialize and/or otherwise exploit such ROFN Compound in any country or jurisdiction in the Windward Territory, then Licensors (or such applicable Licensor) shall first provide Windward with written notice of their desire to do so along with the ROFN Compound Data Package for such ROFN Compound. Windward has [***] after receipt of the ROFN Compound Data Package to inform Licensors (or such applicable Licensor) in writing that it wishes to enter into negotiations with Licensors (or such applicable Licensor) to receive a license to such ROFN Compound. If Windward provides written notice to Licensors (or such applicable Licensor) that it wishes to receive a license to such ROFN Compound within such [***] period, the Parties shall exclusively, in good faith and diligently negotiate an agreement on such terms and conditions for a period of [***] from the date of such written notice. If, after receiving such notice from Licensors (or such applicable Licensor) and ROFN Compound Data Package for such ROFN Compound, (x) Windward does not inform Licensors (or such applicable Licensor) that it wishes to receive a license to such ROFN Compound within such initial [***] period, or

(b) if, Windward so informs Licensors (or such applicable Licensor), and Licensors (or such applicable Licensor) and Windward are not able to reach such an agreement upon the expiration of the foregoing [***] negotiation period, then (a) Windward’s rights under this Section 2.9 will irrevocably expire (including with respect to all ROFN Compounds), and (b) Licensors shall be free to license any ROFN Compound to any Third Party without any prior obligations to Windward, and (c) [***],

(c) Windward may, at any time following the date which is [***], by providing written notice to Licensors, elect to terminate its rights under this Section 2.9 with respect to ROFN Compounds and/or ROFN Products that [***].

2.10 Subcontracting. Each Party has the right to subcontract any of its activities under this Agreement to a Third Party (each subcontractor engaged by a Party, a “Subcontractor”). The activities performed by a Subcontractor on behalf of each Party shall be made pursuant to a written subcontract specifying the work to be subcontracted, and containing provisions consistent with the terms and conditions of this Agreement, including with respect to confidentiality and intellectual property. Each Party shall be responsible and liable to the other Parties for the performance of such Party’s activities pursuant to this Agreement by its Subcontractors or any failure by its Subcontractors to comply with the restrictions, limitations, and obligations set forth in this Agreement as if such performance or failure of such Subcontractors were the performance or failure of such Party under this Agreement.

ARTICLE 3

GOVERNANCE

3.1 Alliance Managers. Within thirty (30) days after the Effective Date, each of Windward and each Licensor shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (each, an “Alliance Manager”). The Alliance Managers shall serve as the primary contact points among the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration among the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional issues in a timely manner. Each of Windward and each Licensor may replace its Alliance Manager by written notice to the other Parties.

3.2 Advisory Committee.

(a) Formation. Within thirty (30) days after the Effective Date, the Parties shall establish an advisory committee (the “Advisory Committee” or the “AC”) to oversee and coordinate the Development, Manufacture and Commercialization of Compounds and Products in the Field on a worldwide basis during the Term. Each of Windward, on one hand, and Licensors collectively, on the other hand, shall appoint two (2) representatives to the AC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the AC’s responsibilities. Each of Windward or Licensors collectively may replace its/their AC representatives upon written notice to Licensors or Windward, respectively. Windward shall appoint one of its AC representatives to act as the chairperson of the AC. The role of the chairperson shall be to convene and preside at meetings of the AC and to ensure the preparation of minutes, but the chairperson has no additional powers or rights beyond those held by the other AC representatives. Notwithstanding the foregoing, each AC representative of Licensors may convene meetings of the AC.

(b) Role. The AC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development, Manufacture and Commercialization of Compounds and Product(s) in the Field in both the Retained Territory and the Windward Territory (including reviewing the Windward Territory Development Plan (as defined below)); (iii) review and discuss Development and Commercialization updates provided by the Parties to the AC hereunder; (iv) coordinate and oversee technology transfers conducted under Sections 4.5, 5.2 and 6.2; (v) review and discuss the Retained Territory Development Plan (if any), the Windward Territory Development Plan, and any amendments to any of the foregoing; (vi) review and discuss the Commercialization activities with respect to the Products in the Field in the Windward Territory and Retained Territory pursuant to Section 7.4; (vii) review and discuss protocols of Clinical Trials for the Lead Compound and Lead Compound Product planned or conducted by a Party; (viii) review and discuss Material Development Issues; (ix) establish subcommittees (such as Development subcommittee, Manufacturing subcommittee, and Commercialization subcommittee) as necessary or advisable to further the purpose of this Agreement; and (x) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement. Notwithstanding the foregoing, neither Licensors or Windward will be required to share any information or discuss any matters with the AC or the other Party(ies) if Licensors or Windward do not have the right or permission from any Licensor Retained Territory Licensee (in the case of Licensors) or any Windward sublicensee (in the case of Windward) to share such information or discuss such matters with the AC or the other Party(ies), or if sharing such information or discussing such matters with the AC or the other Party(ies) would breach any confidentiality or other obligations that Licensors have to any Licensor Retained Territory Licensee (in the case of Licensors) or any Windward sublicensee (in the case of Windward). Each of Licensors and Windward will obtain from any Licensor Retained Territory Licensee (in the case of Licensors) or any Windward sublicensee (in the case of Windward) such right or permissions. The activities to be performed by the AC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.

(c) Limitation of Authority. The AC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and does not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive any Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

(d) Meetings. The AC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter until the First Commercial Sale of a Product in both the Retained Territory and the Windward Territory. Thereafter, the AC may hold meetings less frequently as mutually agreed by the Parties. Each Party may call additional ad hoc AC meetings as the needs arise with reasonable advance notice to the other Parties. Meetings of the AC may be held in person, by audio or video teleconference. In-person AC meetings shall be held at locations selected alternatively by Licensors and Windward. Each Party shall be responsible for all of its own expenses of participating in the AC meetings. No action taken at any AC meeting shall be effective unless at least one representative of one of Licensors is participating in such AC meeting.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the AC meetings in a non-voting capacity; provided that if each Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Parties. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. If requested by Windward, Licensors shall request in good faith that one or more representatives from any Licensor Retained Territory Licensee attend a given AC meeting in order to provide the information and updates that would otherwise be provided by Licensors; provided that in the event that any Licensor Retained Territory Licensee does not attend a given AC meeting, Licensors shall obtain and provide such information and updates.

(f) Decision Making. All decisions of the AC shall be made by unanimous vote, with Windward’s representatives collectively having one vote and both Licensors’ representatives collectively having one vote (i.e., Windward’s representative and Licensors’ representatives (acting collectively) must all vote in favor of an action or decision). If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the AC, the AC cannot reach a decision as to such matter within [***] after such matter was brought to the AC for resolution, such matter shall be referred to [***] (the “Executive Officers”) for resolution. The Executive Officers shall promptly meet and use good faith efforts to resolve such matter. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then [***].

(g) Establishment of Working Groups. The AC (or the Development subcommittee, Manufacturing subcommittee, or Commercialization subcommittee) may establish teams or working groups to interact as needed to complete tasks assigned to them by the AC or such subcommittees; provided that the authority of such working groups will not expand beyond the authority of the AC or such subcommittees. Any such working groups will be operational, will not have any decision-making authority, and will refer any matters requiring approval to the AC or the relevant subcommittee.

ARTICLE 4

DEVELOPMENT

4.1 General. Subject to the terms and conditions of this Agreement, (a) Windward has the sole right to Develop Compounds and Products in the Field in the Windward Territory, including the performance of Clinical Trials of Products in the Field in the Windward Territory necessary for Regulatory Approval, and (b) Licensors have the sole right to Develop Compounds and Products in the Retained Territory, including the performance of Clinical Trials of Products in the Retained Territory necessary for Regulatory Approval.

4.2 Development Diligence. Windward shall use Commercially Reasonable Efforts to Develop a Product and obtain Regulatory Approval of [***] in the Field in the Windward Territory. For clarity, Windward’s Cessation of all Products with respect to the entire Territory or with respect to [***] shall be deemed to be a breach of its obligation to use Commercially Reasonable Efforts under this Section 4.2 with respect to the entire Territory.

4.3 Development Plans.

(a) Windward shall use Commercially Reasonable Efforts to conduct Development of each Compound or Product being Developed by or on behalf of Windward or its Affiliates or its or their sublicensees in the Windward Territory under this Agreement in accordance with a written Development plan that sets forth (i) the responsibilities of Windward or its Affiliates or its or their sublicensees and a description of the material Development activities to be conducted, (ii) the estimated timeline for completion of such material Development activities, (iii) other material information with respect to such Development activities (including all Clinical Trials in the Windward Territory, including any proposed co-funded Clinical Trial or other Development activities and the draft protocol of any such Clinical Trials) to be conducted by or on behalf of Windward or its Affiliates or its or their sublicensees of any Compound or Product in the Windward Territory (the “Windward Territory Development Plan”). The Windward Territory Development Plan shall [***] Windward will update the Windward Territory Development Plan, a copy of which will be delivered to Licensors via the AC. From time to time, [***], either Licensors or Windward may propose updates or amendments to the Windward Territory Development Plan in consultation with the other and submit such proposed updated or amended plan to the AC for review and discussion. [***]

(b) Licensors shall use Commercially Reasonable Efforts to conduct Development of each Compound or Product being Developed by or on behalf of Licensors or its Affiliates or Licensor Retained Territory Licensees in the Retained Territory under this Agreement in accordance with [***] to be conducted by or on behalf of Licensors or its Affiliates or Licensor Retained Territory Licensees of any Compound or Product in the Retained Territory (the “Retained Territory Development Plan”). The Retained Territory Development Plan shall [***]. The initial Retained Territory Development Plan developed by Licensors will be provided by Licensors to Windward via the AC. Thereafter, [***], Licensors will update the Retained Territory Development Plan developed by Licensors, a copy of which will be delivered to Windward via the AC. [***].

4.4 Potential Global Development Activities. The Parties acknowledge and agree that the conduct of certain global Development activities, including cross-territory Clinical Trials, may become necessary or may be advisable to further Develop and/or to obtain Regulatory Approval for a Product in both the Windward Territory and the Retained Territory (“Global Development Activities”, and such Clinical Trial, “Global Trial”). In this respect, either Party, through its representatives on the AC, may propose to conduct certain Global Development Activities at any time, providing a summary of the proposed activities to the other Party and an estimate of the anticipated costs to be incurred by the Parties based on the proposed Development activities, including with respect to any Global Trial, the trial design, Indication and proposed enrollment in each of the Retained Territory and the Windward Territory. The Parties shall discuss such proposal via the AC in good faith and shall decide whether the Parties intend to collaborate for the conduct of the proposed Global Development Activities. [***] Ownership of any and all clinical and non-clinical data generated by or on behalf of any Party in the course of conducting any Global Development Activities and Global Trials shall follow inventorship in accordance with Section 9.1. Section 4.7 and 5.6 will apply to all data and results and all supporting documentation and Regulatory Materials relating to any Global Development Activities and Global Trials.

4.5 Development Technology Transfer and Assistance.

(a) Promptly after the Effective Date, the Parties shall coordinate and agree to a technology transfer plan for Licensors to provide and transfer to Windward the Licensed Know- How (including Regulatory Materials therein) existing as of the Execution Date and identified in Exhibit F (including clinical data but excluding Manufacturing related Licensed Know-How, the transfer of which is governed by Section 6.2) for Windward to initiate the Development of Compounds or Products in the Field in the Windward Territory. Licensors shall use Commercially Reasonable Efforts to meet any and all obligations under laws requiring the recordation or registration of any clinical data transferred to Windward hereunder within [***] after the Effective Date.

(b) Each Licensor shall transfer such Licensed Know-How (including Regulatory Materials therein) to Windward that such Licensor or its Affiliates have in their possession in accordance with such technology transfer plan, and Windward shall cooperate with each such Licensor to facilitate the receipt of such transfer of Licensed Know-How (including Regulatory Materials therein). All such Licensed Know-How (including Regulatory Materials therein) requested by Windward to be in the English language shall be provided to Windward in the English language, with any translation into English of any such Licensed Know-How (including Regulatory Materials therein) not already existing in English at Windward’s expense. Windward agrees to be responsible for and reimburse Licensors for the cost of any translation into English of any such Licensed Know-How (including Regulatory Materials therein) performed prior to the Execution Date. In the event that any existing documentation or information within Licensed Know-How is not set forth on Exhibit F but is reasonably requested by Windward in order to exploit the licenses granted hereunder, Licensors shall transfer any such Licensed Know- How to Windward promptly after such request on the same terms as described in this Section 4.6(b).

(c) Pursuant to the technology transfer plan, each Licensor shall also provide Windward with reasonable technical assistance to help Windward and/or its agents to understand and use such Licensed Know-How in connection with the Development of any Compound or Product transferred by such Licensor to Windward, including reasonable access to Licensors’ technical personnel involved in the research and Development of any Compound or Product. Windward shall reimburse such Licensor for both out-of-pocket cost and internal FTE Costs incurred by such Licensor to provide such technical assistance, provided that the first [***] incurred by Licensors in the provision of assistance under this Section 4.5(c) and Sections 5.2 and 6.2 shall be free of charge.

4.6 Development Costs. Windward shall be solely responsible for all the costs and expenses it incurs to Develop any Compound or Product in the Field in the Windward Territory, and each Licensor shall be solely responsible for all the costs and expenses it incurs to Develop any Compound or Product in the Field in the Retained Territory.

4.7 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.7, each Party shall provide the other Parties with copies of and access to all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from its or its Affiliates’ or sublicenses’ Development of any Compound or Product in the Field that such Party Controls, and shall obtain copies of and access to all such data and results from its Affiliates and its or their sublicensees as necessary for it to comply with the foregoing obligation. Windward has the right pursuant to the licenses granted under Section 2.1 to use such data provided by Licensors solely for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing any Compound or Product in the Field in the Windward Territory. Licensors have the right pursuant to the licenses granted under Section 2.2 to use such data provided by Windward solely for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing any Compound or Product in the Retained Territory.

4.8 Development Records. Each Party shall, and shall require its Affiliates and its or their (sub)licensees to, maintain complete, current and accurate records of all Development work conducted by or on behalf of it for Compounds or Products in the Field, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and cGMP). Each Party has the right to request the other Party to provide copies of such records maintained by the other Party that such other Party Controls and that is included in such first Party’s license under this Agreement at reasonable times and to obtain access to the original to the extent necessary for regulatory and patent purposes or for other legal proceedings which is allowable under Applicable Laws.

4.9 Development Reports.

(a) Each Party shall keep the other Parties reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development of Compounds or Products in the Field. Without limiting the foregoing, the status, progress and results of the Development of Compounds or Products shall be discussed at regularly scheduled meetings of the AC (or a joint Development subcommittee established by the AC). At least [***] before each such meeting, each Party shall provide the AC with a written report summarizing its Development activities and the results thereof, covering subject matter at a reasonable level of detail and sufficient to enable the other Parties to determine such Party’s compliance with its obligations hereunder (including, in the case of Windward, its compliance with the Windward Territory Development Plan). In addition, each Party shall make available to the other Parties such additional information about its Development activities as may be reasonably requested by such other Parties from time to time.

(b) Windward shall provide Licensors with written notice within [***] following the initiation of any GLP study of any Other Compound or Other Product, but in no event later than [***].

4.10 [***].

ARTICLE 5

REGULATORY

5.1 General. Windward shall be responsible for conducting all regulatory activities in the Windward Territory necessary for obtaining and maintaining Regulatory Approvals for the Products in the Field in the Windward Territory, which regulatory activities shall be performed at Windward’s own cost and expense. Through the AC, each Party shall keep the other Parties informed of regulatory developments related to the Products in its respective territory, including any decision by any Regulatory Authority regarding a Product.

5.2 Regulatory Transfer and Assistance. Upon Windward’s reasonable request, each Licensor shall provide Windward with reasonable assistance in connection with Windward’s regulatory activities for a Product in the Field in the Windward Territory, including Windward’s preparation and submission of Regulatory Materials for IND and MAA, to the extent it relates to regulatory activities conducted by such Licensor. Windward shall reimburse each such Licensor for both out-of-pocket cost and internal FTE Cost incurred by it to provide such regulatory assistance. Licensors shall use Commercially Reasonable Efforts to meet any and all obligations under laws requiring the recordation or registration of any clinical data transferred to Windward hereunder.

5.3 Regulatory Approval Holder. Windward shall apply for Regulatory Approvals of the Products in the Field in the Windward Territory, in its own name and at its own cost and expense, and Windward shall be named as the holder of such Regulatory Approvals in the Windward Territory. Except as necessary or reasonably useful to exercise its Development and Manufacturing rights and licenses under this Agreement or retained by such Party, no Party shall seek Regulatory Approvals or submit any Regulatory Materials for the Products outside its respective territory, nor shall any Party communicate with any Regulatory Authority outside its respective territory regarding a Product, unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify Licensors (if such territory is the Retained Territory) and Windward (if such territory is the Windward Territory).

5.4 Regulatory Materials. All Regulatory Materials relating to the Products with respect to the Windward Territory that are generated during the Term by or on behalf of Windward or its Affiliate, sublicensee or designee, as well as all other Regulatory Materials that are generated and filed by Windward or its Affiliate, sublicensee or designee during the Term in the Windward Territory, shall be owned by and shall be the sole property and held in the name of, Windward or its Affiliate, sublicensee or designee.

5.5 Regulatory Meetings. Each Licensor and Windward shall provide each other with reasonable advance notice (no less than [***] in any event) of any meeting or discussion with any Regulatory Authority for which it requests or receives notice of in its respective territory related to a Product. The Party who requests or receives notice of such meeting or discussion shall lead such meeting or discussion. The Party leading such meeting or discussion shall promptly provide the other Parties with a written summary of such meeting or discussion.

5.6 Right of Reference. Windward hereby grants and agrees to provide to Licensors, and each Licensor hereby grants and agrees to provide to Windward, the right of reference to, and, the right of access to and copies of all Regulatory Materials pertaining to any Compound or Product Controlled by or on behalf of such Party. Each Party may use such Regulatory Materials Controlled by or behalf of any of the other Parties, including such rights of reference and access, solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of any Product in the Field in its respective territory.

5.7 Adverse Events Reporting. Promptly following the Effective Date, but in any event no later than [***], the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to a Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Windward shall establish and maintain the global safety database for a Product at its own cost and expense, and shall provide Licensors with access to such global safety database free of charge. Windward, HBM (prior to receipt of Regulatory Approval for a given Product), and Kelun (following receipt of Regulatory Approval for a given Product) shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to a Product in its respective territory to such global database and to the applicable Regulatory Authorities in its respective territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its respective territory related to a Product, in each case at its own cost and to the extent required by the Applicable Laws. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

5.8 Regulatory Audits and Inspection. Each Party shall promptly notify the other Parties of any audit or inspection of it, its Affiliates, sublicensees or subcontractors by any Regulatory Authority relating to a Product and shall provide the other Parties with all information pertinent thereto (including all copies of all notices, filings and correspondences received from or submitted to the Regulatory Authority in connection therewith).

5.9 Remedial Actions. Each Party shall notify the other Parties immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority or other Governmental Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensors and Windward shall each have sole discretion with respect to any matters relating to any Remedial Action in the Retained Territory and Windward Territory, respectively, including the decision to commence such Remedial Action and the control over such Remedial Action. Windward shall bear its own cost and expenses of any Remedial Action in the Windward Territory, and Licensors shall bear their own cost and expenses of any Remedial Action in the Retained Territory.

ARTICLE 6

MANUFACTURE AND SUPPLY

6.1 Manufacture and Supply by Kelun to Windward.

(a) Each Licensor will transfer its joint interest in the quantities of drug product and drug substance for Lead Compound Product currently in Licensors’ inventory for Windward’s planned Phase 2 Clinical Trial of the Lead Compound Product (the “Phase 2 Material”), the details (including, for example, the specifications and quantities) of the Phase 2 Material shall be set forth in Exhibit G. As consideration for such Phase 2 Material, Windward will pay to Licensors a one-time, non-refundable, non-creditable payment of [***] (the “Phase 2 Material Payment”). Licensors shall invoice Windward, and Windward shall pay such invoice prior to delivery of the Phase 2 Material. Windward shall pay the amount invoiced within [***] after the receipt of the invoice, and shall be responsible for arranging shipping, insurance, export and import clearance, all at Windward’s own cost and expense.

(b) Kelun and Windward shall negotiate and enter into one or more supply agreements and related quality agreements for the Manufacture and supply of drug product and drug substance by Kelun to Windward (the “Supply Agreement”), which agreements shall be consistent with the terms and conditions of this Agreement and shall include mutually agreed and customary terms for such agreements, such as detailed mechanisms for forecasting and ordering as well as audit rights. The Supply Agreements will address the manufacture by Kelun and supply by Kelun to Windward of the drug product and drug substance for the Lead Compound Product, other than the Phase 2 Material transferred pursuant to 6.1(a); provided that, unless otherwise agreed by Kelun, such supply will not include, and Kelun will not have any obligation to supply to Windward or its Affiliates or its or their sublicensees under this Agreement or any Supply Agreement, any drug product and drug substance for the Lead Compound Product for use in any Phase III Clinical Trial, Pivotal Clinical Trial, or Commercialization; provided, further, that Kelun and Windward shall discuss in good faith such supply by Kelun of drug product and drug substance for the Lead Compound Product for use in any Phase III Clinical Trial, Pivotal Clinical Trial, or Commercialization. Unless otherwise set forth in the applicable supply agreement, Windward shall pay for such drug product or drug substance supplied by Kelun at a price equal to the Manufacturing Cost plus [***]. This price does not include any Taxes levied or assessed by any Governmental Authority on the transfer and sale of the foregoing to Windward, all of which shall be borne and paid by Windward. The Parties shall discuss in good faith whether to share Manufacturing Costs on activities that mutually benefit both Parties, such as the generation of stability data. Unless otherwise set forth in the applicable supply agreement, Kelun shall deliver such drug product or drug substance to Windward EXW (Incoterms 2020) at Kelun’s (or its Affiliate’s or contract manufacturer’s) facility in China, and shall invoice Windward for such drug product or drug substance upon the effective date of the purchase order for such drug product or drug substance placed pursuant to the applicable Supply Agreement. Windward shall pay the amount invoiced within [***] after the receipt of the invoice, and shall be responsible for arranging shipping, insurance, export and import clearance, all at Windward’s own cost and expense.

6.2 Manufacture Technology Transfer and Assistance. Promptly after the Effective Date, each Licensor and Windward shall coordinate and agree to a Manufacturing technology transfer plan pursuant to which such Licensor shall provide Windward Manufacturing related Licensed Know-How, the Licensed Cell Line Technology, and with reasonable technical assistance with respect thereto to enable Windward or its contract manufacturer to Manufacture the Lead Compound or Lead Compound Product in the Windward Territory. Each Licensor and Windward will use Commercially Reasonable Efforts to complete its respective responsibilities for the Manufacturing technology transfer before the start of any Phase III Clinical Trial or Pivotal Clinical Trial for a Product conducted by Windward or its Affiliates or its or their sublicensees. Such technical assistance may include access to such Licensor’s technical personnel involved in the Manufacture of the Lead Compound or Lead Compound Product. Windward shall reimburse such Licensor for both out-of-pocket cost and internal FTE Cost incurred by such Licensor to provide such technical assistance, including without limitation out-of-pocket costs, material costs, and freight and other transportation costs. Notwithstanding the foregoing, HBM’s responsibilities under this Article 6 will be solely with respect to the Licensed Cell Line Technology.

6.3 Manufacture by Windward. After the completion of the Manufacturing technology transfer or expiration of each Licensor’s obligation for Manufacturing technology transfer pursuant to Section 6.2 above, unless otherwise agreed by a Licensor and Windward, Windward shall, either by itself or through its Affiliates, sublicensees or Third Party contractors, solely be responsible for the Manufacture and supply of all of Windward’s and its Affiliates’ and sublicensees’ requirements for any Compounds or Products for Development or Commercialization use in the Field in the Windward Territory, at Windward’s own cost and expense.

ARTICLE 7

COMMERCIALIZATION

7.1 General. Subject to the terms and conditions of this Agreement, Windward shall, either by itself or through its Affiliates, sublicensees or Third Party contractor(s), have the sole right and responsibility for the Commercialization of any Product in the Field in the Windward Territory, at its own cost and expense, including developing and executing a commercial launch plan, product marketing and promotion, marketing access and pricing strategy, negotiating with applicable Governmental Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer support (including handling medical queries), and performing other related functions. As between Windward and Licensors, Licensors jointly have the sole right to Commercialize any Product in the Retained Territory.

7.2 Commercialization Diligence. Windward shall use Commercially Reasonable Efforts to Commercialize any Product in the Field in each country and jurisdiction in the Windward Territory [***].

7.3 Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of a Product across the Retained Territory and Windward Territory. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and product positioning. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of a Product in both the Retained Territory and the Windward Territory, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.

7.4 Commercialization Reports. Each Party shall keep the other Parties reasonably informed of its, its Affiliates’ and sublicensees’ Commercialization activities with respect to the Products in the Field in its respective territory. Without limiting the foregoing, each Party shall update the other Parties at each regularly scheduled AC meeting regarding the Commercialization activities with respect to the Products in the Field in its respective territory. Each such update shall include a reasonably detailed summary of its, its Affiliates’ and sublicensees’ significant Commercialization activities with respect to the Products in the Field in its respective territory, covering subject matter at a level of detail reasonably required by the other Parties and, in the case of Windward, sufficient to enable Licensors to determine Windward’s compliance with its diligence obligations pursuant to Section 7.2.

ARTICLE 8

PAYMENTS AND MILESTONES

8.1 Upfront Payment. In consideration for the rights and licenses granted under this Agreement, Windward shall pay a one-time, non-refundable, and non-creditable upfront payment of (a) US$10,000,000 to each of Kelun and HBM (for the avoidance of doubt, in the aggregate US$20,000,000) in cash within [thirty (30) days] after the receipt of each Licensor’s invoice for such payment which may be dated no earlier than the Effective Date; and (b) US$10,000,000 equivalent in the form of series A junior preferred shares in Parent, having such rights and preferences as further described in a certain Share Delivery Agreement by and among Licensors, Windward and Parent (the “Series A Junior Preferred Shares”) to each of Kelun and HBM (or their respective designated Affiliates) (for the avoidance of doubt, in the aggregate US$20,000,000), which will be valued at the time of Parent’s first financing of at least US$100,000,000 in the aggregate and will be valued on par with the series A preferred shares issued in such financing. Each Licensor (or its designated Affiliate), Windward and Parent shall enter into a certain Share Delivery Agreement, dated no later than as of the date on which the Series A Investment Agreement is executed, with respect to the delivery of Series A Junior Preferred Shares to each Licensor under this provision. If (i) Parent does not obtain a legally binding commitment for, and file the application for the registration of a capital increase for the first tranche of the Series A Financing (defined below) in connection with the execution of definitive agreements with respect to, a financing of at least US$100,000,000 in the aggregate (such financing, the “Series A Financing”) within thirty (30) days following the Execution Date, (ii) Parent has not closed one or more tranches of such Series A Financing, and received in unrestricted and immediately available funds in an unrestricted bank account controlled by Parent in an amount in the aggregate of at least US$65,000,000 less a reasonable amount for any related fees or other expenses, within sixty (60) days following the Execution Date; provided that if such event occurs more than thirty (30) days following the Execution Date, the time period to remit the upfront payment described in clause (a) above shall be reduced by the number of days by which such event has exceeded thirty (30) days, or (iii) the Shareholders Agreement and the amended Articles of Association of Parent and related legal documentation are not executed or otherwise agreed in writing (for, clarity, any entry into a commercial register may occur after thirty (30) days following the Execution Date) by Licensors; provided such failure to execute or agree is due to the foregoing containing a change to the Shareholders Agreement (as compared to the draft Shareholders Agreement attached hereto as Exhibit L) regarding the [Series A Junior Preferred] Shares or the Series A Junior Preference Amount (as defined in the Shareholders Agreement) that has an adverse impact on the Licensors, relating to sections 3.2(b), 9.2.1, 10.1, 10.2, 13.5.6(d), 18.5 (but excluding however clause (b)(ii) of section 18.5(c) and footnote 18), 18.8(d) and the definitions of Registrable Securities, Series A Preference Amount, [Series A Junior Preference] Amount or As-If Converted Basis, or any other changes to the Shareholders Agreement that results in an adverse change with respect to the Licensors regarding such sections referenced above or that otherwise have a direct, demonstrable material adverse impact on the Licensors or the value of the Series A Junior Preferred Shares at the time of delivery to Licensors, within thirty (30) days following the Execution Date, then in each case (i), (ii), and (iii) above, unless otherwise mutually agreed by the Parties, Licensors may terminate this Agreement upon written notice to Windward without incurring any liability to Windward or Parent. For clarity, with respect to (iii) above, [f the Shareholders Agreement and the amended Articles of Association of Parent and related legal documentation are executed or otherwise agreed in writing (for, clarity, any entry into a commercial register may occur after [thirty (30) days] following the Execution Date) by Licensors within thirty (30) days following the Execution Date, or such failure to execute or agree within thirty (30) days following the Execution Date is due to a Licensor not obtaining all approvals required under Applicable Laws from the relevant Governmental Authorities in the People’s Republic of China to be a shareholder of Parent, Licensors will not have the right to terminate this Agreement under (iii) above. The Parties agree that Section 13.6.1(e) of the Shareholders Agreement remains under negotiation, but the resolution of such negotiation will not give rise to a termination right for any Party.

8.2 Development Milestone Payments. On a Product-by-Product basis, following the first achievement of each milestone event (each, a “Development Milestone”) with respect to such Product, Windward shall pay to Licensors the corresponding milestone payment (each, a “Development Milestone Payment”) as set forth in the following table. Each Development Milestone Payment specified in this Section 8.2 is non-refundable and non-creditable, and payable one-time only with respect to the Lead Compound Product regardless of the number of times such milestone events are reached with respect to the Lead Compound Product. For any Other Product, a Development Milestone Payment shall be due one-time only (per Other Product) upon the first achievement of the corresponding Development Milestone Event with respect to each Other Product. Upon Windward’s Cessation of the Lead Compound Product or termination of this Agreement pursuant to Section 13.2(a), Section 13.2(b), or Section 13.2(e) with respect to the Lead Compound or Lead Compound Product, [***]; provided that [***]; provided further that, for clarity, [***]. Each Development Milestone Payment is non-refundable and non-creditable.

No.	Development Milestone Event		Development Milestone Payment
			For the Lead Compound Product	For any Other Product
1	[***]		[***]	[***]
2	[***]		[***]	[***]
3	[***]		[***]	[***]
4	[***]		[***]	[***]
5	[***]	[***]	[***]	[***]
		[***]	[***]	[***]
		[***]	[***]	[***]
6	[***]		[***]	[***]
7	[***]		[***]	[***]
8	[***]	[***]	[***]	[***]
		[***]	[***]	[***]
		[***]	[***]	[***]
9	[***]		[***]	[***]
10	[***]	[***]	[***]	[***]
		[***]	[***]	[***]
		[***]	[***]	[***]
[***]

	Total per Product		US$330 million	US$169 million

[***]

The maximum of all Development Milestone Payments payable by Windward to Licensors under this Section 8.2 for (i) the Lead Compound Product shall not exceed US$330 million and (ii) any Other Products shall not exceed US$169 million per Other Product (if no Cessation of the Lead Compound Product or termination of this Agreement pursuant to Section 13.2(a), Section 13.2(b), or Section 13.2(e) with respect to the Lead Compound or Lead Compound Product occurs) or [***] per Other Product (if a Cessation of the Lead Compound Product or termination of this Agreement pursuant to Section 13.2(a), Section 13.2(b), or Section 13.2(e) with respect to the Lead Compound or Lead Compound Product occurs). Each of the Development Milestone Payments set forth above for Development Milestone Events 1-7 may be paid by Windward in cash or, if Parent’s equity is publicly traded on an internationally recognized stock exchange, Windward may elect to pay up to fifty percent (50%) of any such Development Milestone Payment, by delivery of equity in Parent (with the issue price of such equity to be at the [***] weighted average share price during the period commencing [***] prior to, and ending [***] subsequent to, the announcement of achievement of the applicable milestone event); provided, however, that such equity does not result in any Licensor total equity in Parent on an fully diluted, as-converted basis equal to or exceeding twenty percent (20%), with the remainder not elected to be paid or received by issuance of equity in Parent to be paid in cash. Windward shall give Licensors written notice of the achievement of each milestone event in this Section 8.2, and Windward will notify Licensors of its decision to pay or receive in cash or equity, no later than [***] following the achievement of such Development Milestone Event. Following receipt of such notice by Licensors, (x) if Windward opts to pay in cash, each Licensor shall promptly from receipt of such notice, submit an invoice to Windward for the full amount of the corresponding Development Milestone Payment(s) payable to such Licensor under this Section 8.2 and Windward shall pay such Development Milestone Payment within [***] after Windward’s receipt of an invoice therefor from such Licensor, or (y) to the extent that Windward opts to pay in Parent’s equity, Licensors and Windward and Parent shall negotiate and execute any required legal documentation within [thirty (30) days] of receipt such notice by Licensors documenting and providing for the delivery of such equity in Parent upon execution thereof by Windward to such Licensor as payment of such Development Milestone Payment; provided, however, if such equity in Parent is not delivered to such Licensor within [sixty (60) days] following the achievement of such Development Milestone Event, Windward shall pay to each Licensor the portion that Windward opted to pay such Licensor in Parent’s equity instead in cash within [***] after Windward’s receipt of an invoice therefor from such Licensor.

8.3 Sales Milestone Payments. On a Product-by-Product basis, with respect to each Product, Windward shall pay to Licensors each of the following one-time, non-refundable and non-creditable sales milestone payments after the end of the Calendar Quarter in which aggregated Calendar Year Net Sales of such Product in all countries in the Windward Territory reach the corresponding thresholds for the first time (as set forth in the left column of the table below) (each a “Sales Milestone Payment”) as follows:

No.	Milestone Event	Sales Milestone Payment
1	First achievement of [***] Net Sales, in the aggregate, of a Product in the Windward Territory in a Calendar Year	[***]
2	First achievement of [***] Net Sales, in the aggregate, of a Product in the Windward Territory in a Calendar Year	[***]
3	First achievement of [***] Net Sales, in the aggregate, of a Product in the Windward Territory in a Calendar Year	[***]
4	First achievement of [***] Net Sales, in the aggregate, of a Product in the Windward Territory in a Calendar Year	[***]
5	First achievement of [***] Net Sales, in the aggregate, of a Product in the Windward Territory in a Calendar Year	[***]

	Total per Product	US$600 million

Each Sales Milestone Payment in this Section 8.3 shall be payable only once upon the first achievement of such milestone for each Product in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone by the same Product in a subsequent Calendar Year. The maximum of all Sales Milestone Payments with respect to a Product payable by Windward to Licensors under this Section 8.3 shall not exceed US$600 million. [***] Windward shall give Licensors written notice of the achievement of each milestone event in this Section 8.3 no later than [***] following the end of the Calendar Quarter in which such milestone was achieved (for clarity, more than one milestone event in this Section 8.3 may be achieved in a given Calendar Quarter). Following receipt of such notice, Licensors shall promptly from receipt of notice, submit an invoice to Windward for the full amount of the corresponding Sales Milestone Payment(s) payable under this Section 8.3. Each such Sales Milestone Payment shall be due within [***] after Windward’s receipt of an invoice therefor from Licensors.

8.4 [***] Milestone Payments and Royalty Payments.

(a) Windward shall owe milestone payments on an Other Product-by-Other Product basis to HBM or HBMT, as determined by HBM, upon the first occurrence of each event specified below, but only in the event that the Biological Material is utilized in connection with such Other Product. Milestone payments are to be paid regardless of whether it is Windward, any of its Affiliates, or any of its sublicensees [***] that attains such milestone. Each such milestone payment shall be made on or before [***] following the month in which each of the following events occur:

No.	Event per Other Product	[***] Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]

	Total per Other Product	US$275,000

(b) Windward shall pay HBM or HBMT, as determined by HBM, an earned annual royalty at the rate of [***], of the Net Sales (as such term is defined in [***]) of Other Products by Windward and its Affiliates and its and their sublicensees [***], but only in the event that the Biological Material is utilized in connection with such Other Product. For each Calendar Year, the earned annual royalty shall be paid to HBM or HBMT, as applicable, before [***] of the successive Calendar Year.

(c) Notwithstanding Section 8.11, all payments by Windward to HBM or HBMT, as applicable, under this Section 8.4 will be paid [***]. Windward will be responsible for (i) applying for any Tax exemption or reduction under Applicable Law with regard to its payments to HBM or HBMT, as applicable, under this Section 8.4, and (ii) payment of all Taxes applicable to its payments to HBM or HBMT, as applicable, under this Section 8.4 and preparation and filing of all applicable Tax returns relating thereto. HBM will cooperate, to the extent reasonably required, with the filing of any such Tax returns. [***]. If HBM or HBMT determines that it is required to report any such Taxes, Windward will promptly provide HBM or HBMT with applicable receipts and other documentation necessary or appropriate for such report. Notwithstanding Section 8.8 and Section 8.9, with respect to amounts payable under this Section 8.4, (x) conversion of foreign currency to United States dollars shall be made at the Conversion Rate (as such term is defined in [***]), (y) late payments shall be subject to a charge of [***] per month, the interest being compounded annually, or [***], whichever is greater, and (z) such interest will be calculated from the date payment was due until actually received by HBM.

8.5 Royalty Payments.

(a) Royalty Rates. During the Royalty Term, Windward shall pay to Licensors a non-refundable, non-creditable, running royalty on the aggregate Calendar Year Net Sales of a Product in the Windward Territory at the following rates:

For that portion of annual Net Sale of a Product in the Windward Territory			Royalty Rate for any Lead Compound Product	Royalty Rate for any Other Product
1) less than or equal to	[	***]	[***]%	[***]%
2) greater than but less than or equal to	[	***]	[***]%	[***]%
3) greater than but less than or equal to	[	***]	[***]%	[***]%
4) greater than but less than or equal to	[	***]	[***]%	[***]%
5) greater than but less than or equal to	[	***]	[***]%	[***]%
6) greater than	[	***]	[***]%	[***]%

(b) Upon Cessation or Termination of the Lead Compound Product. Upon Windward’s Cessation of the Lead Compound Product or termination of this Agreement pursuant to Section 13.2(a), Section 13.2(b), or Section 13.2(e) with respect to the Lead Compound or Lead Compound Product, each royalty rate for any Other Product will subsequently be increased to match the corresponding royalty rate for the Lead Compound Product (e.g., if after the Cessation of the Lead Compound Product, the royalty rate for annual Net Sales for an Other Product in the Windward Territory of less than or equal to [***] will be [***]% (i.e., instead of the original [***]%)).

(c) Royalty Term. Windward’s obligation to pay royalties pursuant to this Section 8.4 shall continue, on a Product-by-Product and country-by-country basis, until the latest of: (i) the date that is ten (10) years after the First Commercial Sale of such Product in such country; (ii) the expiration of the last Valid Claim in the Licensed Patents that Covers such Product (including composition of matter, method of making or using such Product, or any components thereof) in such country; or (iii) the expiration of Regulatory Exclusivity covering such Product in such country (the “Royalty Term”).

(d) Royalty Reduction.

(i) Subject to Section 8.5(d)(iv), if a Product is sold in a country in the Windward Territory during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patents that Covers such Product in such country and there is no Regulatory Exclusivity that covers such Product in such country, then the royalty rate applicable to the Net Sales of such Product in such country during such time shall be reduced by [***] of the royalty rate otherwise applicable to all Net Sales for such Product in the Windward Territory during the applicable Calendar Quarter under Section 8.5(a).

(ii) Subject to Section 8.5(d)(iv), if a Product is sold in a country in the Windward Territory during the applicable Royalty Term at a time when a Biosimilar Product is being sold in such country, then for any Calendar Quarter during which the Biosimilar Product [***], then the royalty rate applicable to the Net Sales of such Product in such country during such Calendar Quarter shall be reduced by [***] of the average royalty rate otherwise applicable to all Net Sales for such Product in the Territory during the applicable Calendar Quarter under Section 8.5(a) (as such royalty rate may be reduced pursuant to Section 8.5(d)(i)). For clarity, the royalty reduction set forth in this subsection shall not apply to any Calendar Quarter for which the [***].

Unit volume sales will be identified and calculated based on relevant information published by IQVIA, any successor to IQVIA, or any other similar industry-standard Third Party source mutually agreed by the Parties (each Party’s agreement, not to be unreasonably withheld, delayed, or conditioned).

(iii) Subject to Section 8.5(d)(iv), if it is [***] for Windward to obtain a license from a Third Party to any Patent owned or controlled by such Third Party that Covers any Licensed Technology [***] for the Commercialization of the non-Other Component part of a Lead Compound Product in a country in the Windward Territory and Windward obtains such a license (excluding any Licensed Cell Line Technology [***]), then Windward has the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 8.4 with respect to Net Sales of such Lead Compound Product in such country in a particular Calendar Quarter, an amount equal to [***] of all royalty payments actually paid by Windward to such Third Party [***] pursuant to such license on account of the sale of such Lead Compound Product in such country during such Calendar Quarter. [***].

(iv) In no event shall the royalty reductions taken pursuant to [***] in aggregate reduce the royalty rate owed on Net Sales of a given Product in a given country in a given Calendar Quarter under Section 8.5(a) by more than [***] or [***].

(e) Royalty Report and Payment. Within [***] after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there is any sale of any Product anywhere in the Windward Territory, Windward shall provide Licensors with a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and country-by-country (or jurisdiction-by-jurisdiction) basis: (i) the amount of gross sales of a Product, (ii) an itemized calculation of Net Sales showing separately each type of deduction provided for in the definition of “Net Sales,” and (iii) a calculation of the royalty payment due on such sales in Dollars, including royalty reductions taken pursuant to Section 8.5(d) and the exchange rate used in such calculation in accordance with Section 8.8. Concurrently with the delivery of the applicable quarterly royalty report, Windward shall pay to Licensors in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter.

8.6 Change of Control Initial Consideration.

(a) In the event Windward (or any direct or indirect parent company, as well as any Affiliate to whom this Agreement has been assigned, in whole or in part) undergoes a Change of Control, Windward shall pay to Licensors a certain percentage of all Initial Consideration, based on the table below:

Timing of the Change of Control	Percentage of Initial Consideration to be paid to Licensors
Execution of the definitive agreement for such Change of Control [***]	[***]%
Execution of the definitive agreement for such Change of Control [***]	[***]%

Windward shall pay to Licensors such payment of Initial Consideration in accordance with Exhibit H.

(b) Windward will use Commercially Reasonable Efforts to [***] in connection with such Change of Control. [***].

8.7 Partnership Revenue Share.

(a) In the event Windward or any of its Affiliates enters into a Partnership Agreement, Windward shall pay to Licensors a certain percentage of all Partnership Revenue based on the table below:

Timing of the Execution of the Partnership Agreement	Percentage of Partnership Revenue to be paid to Licensors
Execution of the Partnership Agreement [***]	[***]%
Execution of the Partnership Agreement [***]	[***]%

Windward shall pay to Licensors such payment of Partnership Revenue in accordance with Exhibit H.

(b) In addition, solely with respect to a Partnership Agreement executed by Windward or any of its Affiliates [***], under which a Third Party obtains from Windward (x) a sublicense or assignment under, or otherwise grant or transfer of, the rights and licenses granted to Windward hereunder, or (y) an appointment or engagement, to Develop, Commercialize, and/or otherwise exploit any Compound or Product in any part of the Windward Territory, Windward shall pay to Licensors the following percentage of (i) [***] and (ii) [***]

(collectively (i) and (ii) above, the “Excess Upfront and Milestone Payments”). For the avoidance of doubt, notwithstanding any Partnership Agreement executed by Windward or any of its Affiliates, Windward will remain responsible for all payments to Licensors under this Agreement, including milestone payments under Sections 8.2, 8.3 and 8.4(a), and royalty payments under Sections 8.4(b) and 8.5.

Timing of the Execution of the Partnership Agreement	Percentage of Excess Upfront and Milestone Payments to be paid to Licensors
Execution of the Partnership Agreement [***]	[***]%
Execution of the Partnership Agreement [***]	[***]%
Execution of the Partnership Agreement [***]	[***]%

(c) Unless previously provided by Windward pursuant to Section 2.3(c), Windward will provide Licensors with a true and complete copy of each Partnership Agreement within [***] after execution thereof, subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted or the amount of Partnership Revenue. If Licensors reasonably disputes the allocation of the Partnership Revenue that is reasonably allocable to Licensed Technology, Compound or Product, and the Parties cannot agree on such allocation within [***], such matter shall be referred to the Executive Officers for resolution. The Executive Officers shall promptly meet and use good faith efforts to resolve such matter. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, such matter shall be resolved in accordance with Exhibit C. [***].

8.8 Currency; Exchange Rate. All payments to be made by Windward to Licensors under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Licensors. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported by the Wall Street Journal for the first, middle and last Business Days of the applicable reporting period for the payment due.

8.9 Late Payments. If Licensors do not receive payment of any sum due to them on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Licensors from the due date until the date of payment at the interest rate of [***] per month, or the maximum rate allowable by Applicable Laws, whichever is less.

8.10 Financial Records and Audits. Windward shall (and shall ensure that its Affiliates and require its sublicensees and subcontractors will) maintain complete and accurate records in accordance with Accounting Standards and in sufficient detail to permit Licensors to confirm the accuracy of Net Sales, Initial Consideration, and Partnership Revenue reported by Windward and amounts payable under this Agreement. Upon no less than [***] prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the creation of individual records, and not more often than [***] by either Licensor or jointly by Licensors, by an independent certified public accountant selected by the requesting Licensor or jointly by Licensors, as applicable, and reasonably acceptable to Windward, for the sole purpose of verifying for the requesting Licensor or Licensors, as applicable, the accuracy of the Net Sales, royalty reports, Initial Consideration, and Partnership Revenue provided by Windward under this Agreement and amounts payable under this Agreement. The requesting Licensor or Licensors, as applicable, shall bear the cost of such audit unless such audit reveals an underpayment by Windward of more than [***] of the amount actually due during any Calendar Year or [***], whichever is lower, in which case Windward shall reimburse such requesting Licensor or Licensors, as applicable, for the costs of such audit. Where only one Licensor requests such audit, the non-requesting Licensor may receive a copy from the requesting Licensor of the audit report resulting from such audit in exchange for paying the requesting Licensor half of the cost of such audit; provided, such non-requesting Licensor will be entitled to reimbursement from Windward of such costs if Windward is required to reimburse the cost of such audit in accordance with the foregoing. Windward shall pay to Licensors any underpayment discovered by such audit within [***] after the accountant’s report, plus interest (as set forth in Section 8.9) from the original due date. Windward shall include in each relevant sublicense granted by it a provision requiring the sublicensee to maintain records of sales of a Product made pursuant to such sublicense and to grant Licensors with access to such records to the same extent and under the same obligations as required of Windward under this Agreement.

8.11 Tax Withholding.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. Subject to Section 8.11(c) below, [***]. The Recipient Party shall provide the Paying Party any Tax forms that may be reasonably necessary in order for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty with respect to that payment to the Recipient Party. The Recipient Party shall use reasonable efforts to provide any such Tax forms to the Paying Party in advance of the due date. Upon a Recipient Party’s request and to the extent permitted by Applicable Laws, the Paying Party shall provide reasonable assistance and cooperation to enable the recovery, for the benefit of such Recipient Party, of withholding Taxes or similar obligations resulting from payments made under this Agreement.

(c) Taxes Resulting From Windward Action. If, as a result of any action by Windward, including assignment or transfer of this Agreement, change in the residence of Windward for Tax purposes, change in the entity making such payment, or failure on the part of Windward to comply with Applicable Laws or filing or record retention requirements, the amount of any Tax that Windward is required to deduct or withhold from a payment made by Windward to Licensors under this Agreement is increased, then the sum payable by Windward to Licensors shall be increased to the extent necessary to ensure that Licensors receives a sum equal to the sum that Licensors would have received had no such action occurred.

(d) Indirect Taxes. All payments under this Agreement are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments under this Agreement, the Paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the Recipient Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. The Paying Party shall only be responsible for any Indirect Taxes not recoverable by the Recipient Party (or any principal or representative member of an Indirect Taxes group of which the Recipient Party is a part) taking all reasonable steps to recover such Indirect Taxes as may be practicable.

8.12 Payments to Licensors. Except for (a) the upfront payment under Section 8.1 (which specifies the amount to be paid to each of Kelun and HBM) and (b) for payments by Windward made to only one of Licensors as expressly provided under this Agreement, including the payments to Kelun pursuant to Section 6.1(b), for which one hundred percent (100%) of such payment shall be made to the relevant Licensor, in respect of any payments to Licensors under this Agreement, each of Kelun and HBM will invoice Windward as required under this Agreement for [***] of such payment, and Windward will apportion and pay, [***] of such payment directly to Kelun and [***] of such payment directly to HBM.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Inventions. Inventorship of all Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. Windward shall solely own all Inventions invented or developed solely by or on behalf of Windward, including its Affiliates’ and sublicensees’ employees, contractors and/or agents, and all Patents filed on or after the Effective Date that claim such Inventions (and, for clarity, such Inventions and Patents shall be Windward Product Technology). Licensors shall jointly own all Inventions invented or developed solely by or on behalf of a Licensor, or jointly by or on behalf of both Licensors, including its or their Affiliates’ and sublicensees’ employees, contractors and/or agents, and all Patents filed on or after the Effective Date that claim such Inventions (and, for clarity, such Inventions and Patents shall be Licensed Know-How and Licensed Patents, respectively). As among the Parties, the Parties shall jointly own all Inventions invented or developed jointly by or on behalf of all Parties or jointly by or on behalf of Windward and only one of Licensors (“Joint Inventions”), and all Patents filed on or after the Effective Date that claim Joint Inventions (“Joint Patents”). Except to the extent restricted by the licenses and other rights granted to Licensors or Windward under this Agreement or any other agreement among the Parties or between Licensors, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the Joint Inventions and Joint Patents without the duty of accounting to, or seeking consent from, the other Parties. Each Party shall notify the other Parties promptly upon the invention or development by such Party (either solely or jointly with one or more other Party(ies)) of any Invention.

9.2 Patent Prosecution.

(a) During the Term, Windward has the sole right (but not the obligation) to file, prosecute, maintain, and defend all Patents in the Windward Product Technology (“Windward Product Patents”) in the Windward Territory, at Windward’s cost and expense.

(b) As among the Parties, (i) Windward has the first right (but not the obligation) to file, prosecute, maintain, and defend (other than defense actions raised as a counterclaim to a Product Infringement suit under Section 9.3) all Licensed Patents and Joint Patents in the Windward Territory and all Windward Product Patents in the Retained Territory, at Windward’s own cost and expense and in Licensor’s or both Licensors’ name(s) (as applicable) with respect to the Licensed Patents; and (ii) Licensors have the co-exclusive (amongst Licensors, even as to Windward and its Affiliates) joint right (but not the obligation) to file, prosecute, maintain, and defend all Licensed Patents and Joint Patents in the Retained Territory, at Licensors’ own cost and expense. The Party (Licensors or Windward) filing, prosecuting, maintaining, and defending a Licensed Patent or Joint Patent in the Windward Territory or a Windward Product Patent in the Windward Territory or Retained Territory pursuant to this Section 9.2 shall be referred to as the “Prosecuting Party” for such Licensed Patent, Joint Patent, or Windward Product Patent, and Windward (if the Prosecuting Party is one or both Licensors) and both Licensors (if the Prosecuting Party is Windward) shall be referred to as the “Non-Prosecuting Party” for such Licensed Patent, Joint Patent, or Windward Product Patent.

(c) The Prosecuting Party for a Licensed Patent, Joint Patent, or Windward Product Patent in a given country or jurisdiction shall consult with the Non-Prosecuting Party and keep the Non-Prosecuting Party reasonably informed of the status of such Licensed Patent, Joint Patent, or Windward Product Patent in such country or jurisdiction and shall promptly provide the Non-Prosecuting Party with all material correspondence received from any patent authority in such country or jurisdiction in connection therewith. In addition, the Prosecuting Party shall promptly provide the Non-Prosecuting Party with drafts of all proposed material filings and correspondence to any patent authority with respect to such Licensed Patent, Joint Patent, or Windward Product Patent in such country or jurisdiction for review and comment prior to the submission, and shall consider in good faith any comments provided by the Non-Prosecuting Party.

(d) The Prosecuting Party for a Licensed Patent, Joint Patent, or Windward Product Patent shall notify the Non-Prosecuting Party of any decision to cease prosecution, maintenance, and/or defense of a Licensed Patent or Joint Patent in any country or jurisdiction in the Windward Territory or of a Windward Product Patent in any country or jurisdiction in the Retained Territory. The Prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss or reduction of rights, in connection with such Licensed Patent, Joint Patent, or Windward Product Patent in the applicable country or jurisdiction. In such event or if the Prosecuting Party fails to take any action at least [***] prior to any such filing or payment due date, or any such other due date, the Prosecuting Party shall permit and reasonably assist the Non-Prosecuting Party, and the Non-Prosecuting Party has the right (but not the obligation), at the Non-Prosecuting Party’s discretion and expense, to continue the prosecution, maintenance, and/or defense of such Licensed Patent, Joint Patent, or Windward Product Patent in the applicable country or jurisdiction. The Non-Prosecuting Party’s assumption of prosecution, maintenance, and/or defense of such Licensed Patent, Joint Patent, or Windward Product Patent in the applicable country or jurisdiction shall not alter the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent, Joint Patent, or Windward Product Patent in the applicable country or jurisdiction other than those expressly set forth in this Section 9.2(d).

(e) Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution, maintenance, and/or defense efforts under this Section 9.2, including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution, or joining any proceeding. For clarity, Licensors retain the exclusive right (but not the obligation) to file, prosecute and maintain all Licensed Patents in the Retained Territory, at Licensors’ own cost and expense.

9.3 Patent Enforcement.

(a) Each Party shall promptly notify the other Parties if it becomes aware of any alleged or threatened infringement of any Licensed Patent, Joint Patent, or Windward Product Patent by a Third Party’s development, manufacture, commercialization or exploitation of any compound or product in the Field in the Windward Territory or the Retained Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents, Joint Patents, or Windward Product Patents in the Field in the Windward Territory or the Retained Territory (each, a “Product Infringement”).

(b) As among the Parties, Windward has the first right (but not the obligation) to bring and control any legal action to enforce any Licensed Patent or Joint Patent, and has the sole right (but not the obligation) to bring and control any legal action to enforce any Windward Product Patent, in each case, against any Product Infringement in the Windward Territory, at its own expense as it reasonably determines appropriate after consultation with Licensors. If Windward does not bring such legal action against a Product Infringement within [***] after the notice provided pursuant to Section 9.3(a), Licensors have the right (but not the obligation) to bring and control any legal action to enforce any Licensed Patent or Joint Patent in connection with such Product Infringement at its own expense. As among the Parties, Licensors have the co-exclusive (amongst Licensors, even as to Windward and its Affiliates) joint right (but not the obligation) to bring and control any legal action to enforce any Windward Product Patent against any Product Infringement in the Retained Territory, at its own expense as it reasonably determines appropriate after consultation with Windward. If Licensors do not bring such legal action against a Product Infringement within [***] after the notice provided pursuant to Section 9.3(a), Windward has the right (but not the obligation) to bring and control any legal action to enforce any Windward Product Patent in connection with such Product Infringement at its own expense.

(c) At the request and expense of the Party (Licensors or Windward) bringing an action under Section 9.3(b) above (the “Enforcing Party(ies)”), both Licensors (if the Enforcing Party is Windward) and Windward (if the Enforcing Party(ies) are one or both Licensors) (the “Non-Enforcing Party(ies)”) shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action. In connection with any such enforcement action, the Enforcing Party(ies) shall keep the Non-Enforcing Party(ies) reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the Non-Enforcing Party(ies)’s rights in, the Licensed Patents without the prior written consent of the Non-Enforcing Party(ies). The Non-Enforcing Party(ies) shall be entitled to separate representation in such enforcement action by counsel of its (or their) own choice and at its (or their) own expense.

(d) Any recoveries resulting from an enforcement action relating to a claim of Product Infringement shall [***].

(e) Licensors have the co-exclusive (amongst Licensors, even as to Windward and its Affiliates) joint right to bring and control any legal action to enforce the Licensed Patents and Joint Patents, against any infringement that is not a Product Infringement, including any such infringement in the Retained Territory or in the Windward Territory, at Licensors’ own expense and as Licensors jointly and reasonably determine appropriate, [***]. Windward has the exclusive right to bring and control any legal action to enforce the Windward Product Patents, against any infringement that is not a Product Infringement, including any such infringement in the Retained Territory or in the Windward Territory, at Windward’s own expense and as Windward reasonably determines appropriate, [***].

9.4 Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent, Joint Patent, or Windward Product Patent in the Windward Territory or the Retained Territory, such Party shall bring such claim to the attention of the other Parties, including all relevant information related to such claim. The Parties, through the AC (or a subcommittee or working group appointed pursuant to Section 3.2(g) as the Parties deem appropriate), shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding or a declaratory judgement action, then the provisions of Section 9.2 shall apply. Where such allegation is made in a counterclaim to an enforcement action brought under Section 9.3, then the provisions of Section 9.3 shall apply. The Party(ies) (one or both Licensors or Windward) not defending any such rights under this Section 9.4 (the “Non-Defending Party(ies)”) shall provide to the Party(ies) (one or both Licensors or Windward) defending any such rights under this Section 9.4 (the “Defending Party(ies)”) all reasonable assistance in such enforcement, at such Defending Party(ies)’ request and expense. The Defending Party(ies) shall keep the Non-Defending Party(ies) reasonably informed of the status and progress of such efforts, and shall reasonably consider the other Party(ies)’ comments on any such efforts. Without the prior written consent of the Non-Defending Party(ies) (not to be unreasonably withheld), no Defending Party(ies) shall enter into any settlement of any claim, suit or action that it defended under this Section 9.4 that admits the invalidity or unenforceability of any Licensed Patent, Joint Patent, or Windward Product Patent, requires abandonment or limits the scope of any Licensed Patent, Joint Patent, or Windward Product Patent, or would limit or restrict the ability of any Party to Develop, Manufacture or Commercialize any Compound or Product.

9.5 Infringement of Third Party Rights.

(a) Each Party shall notify the other Parties of any allegations it receives from a Third Party that the Development, Manufacture or Commercialization of any Compound or Product in the Field in the Windward Territory under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event later than [***] following receipt of such allegations. Such notice shall include a copy of any notice, letter, email, summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications among the Parties.

(b) Windward shall be solely responsible for the defense of any such infringement claims brought against Windward, at Windward’s own cost and expense; provided, however, that the provisions of Section 9.3 shall govern the right of Windward to assert a counterclaim of infringement of any Licensed Patents, Joint Patents, or Windward Product Patents; and provided further that Windward shall not enter into any settlement, consent to judgement or other voluntary final disposition in connection with such defense action without Licensors’ consent (not to be unreasonably withheld, conditioned or delayed). Windward shall keep Licensors informed on the status of such defense action, and Licensors have the right (but not the obligation) to participate and be separately represented in such defense action at Licensors’ own expense. Subject to any separate agreement between Licensors, each Licensor have the right to control the defense of any infringement claim brought against such Licensor in the Windward Territory or Retained Territory, at such Licensor’s own expense.

9.6 Patents and Know-How Licensed From Third Parties.

(a) Each Party’s rights under this Article 9 with respect to the prosecution and enforcement of any Licensed Patent that is in-licensed by Licensors from a Third Party is subject to the rights retained by such Third Party to prosecute, maintain, enforce, and defend such Patent.

(b) To the extent a Party or its Affiliates individually acquires, directly or indirectly, ownership of or the rights to practice any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information from a Third Party after the Effective Date which would but for the third sentence of the definition of “Control” in Section 1.23 be included in the definition of Licensed Know-How, Licensed Patents, Licensed Technology, or Windward Product Technology, as applicable, such Party will promptly notify the Party otherwise receiving a license, sublicense, access or other right (as applicable) thereto of such acquisition.

9.7 Patent Marking. Windward shall mark a Product sold in the Windward Territory with appropriate patent numbers in accordance with the applicable patent marking laws, and shall require all of its Affiliates and its and their sublicensees to do the same.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The confidentiality and non-use obligations under this Article 10 shall survive during the Term of this Agreement and for a period of [***] thereafter, except that (a) with respect to any Confidential Information that is [***] or information or that constitutes a trade secret under Applicable Law, such obligations shall survive for as long as such information remains confidential or a trade secret under the relevant governing law specified under Section 15.6, and (b) with respect to any Confidential Information that is retained pursuant to Section 13.4(c), such obligations shall survive for as long as such Confidential Information is retained.

10.2 Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

10.3 Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1, a receiving Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary: (i) for the filing or prosecution of Patents as contemplated by this Agreement; (ii) in connection with regulatory filings for a Product; or (iii) for the prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary: (i) to such receiving Party’s or its Affiliates’ employees, officers, directors, contractors, attorneys, independent accountants or financial advisors on a need to know basis, for the sole purpose of enabling the receiving Party to exercise its rights and perform its obligations hereunder or enabling such employees, officers, directors, contractors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such employees, officers, directors, contractors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, (sub)licensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or

(c) such disclosure is required by judicial or administrative process, provided that in such event such receiving Party shall promptly inform the disclosing Party of such required disclosure and provide the disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the receiving Party disclosing Confidential Information pursuant to law or court order shall disclose only the minimum required amount of Confidential Information and shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

10.4 Scientific Publication. Except to the extent required by Applicable Laws, no Party shall publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to a Product, including the data and results of the Development of a Product, without providing each other Party the opportunity for review and comment. Each Party shall deliver to the other Parties for review and comment an English-language copy of any proposed scientific publication or presentation relating to a Product at least [***] before its intended submission for publication. Each publishing Party shall implement any modifications of the proposed publication or presentation as requested by any non-publishing Party to protect such non-publishing Party’s Confidential Information, which shall include for this purpose any information relating to the Development of a Product in the

Windward Territory or the Retained Territory. Each publishing Party shall delay the submission of the proposed publication or presentation for an additional [***] as requested by any non-publishing Party as may be reasonably necessary (but not again if any other non-publishing Party has already delayed the submission) to seek patent protection in accordance with Section 9.2 for the information disclosed in such proposed publication or presentation. Each Party agrees to acknowledge the contribution of the other Parties and such other Parties’ employees in all publications as scientifically appropriate.

10.5 Publicity.

(a) Subject to the rest of this Section 10.5, no disclosure of the terms of this Agreement, or any news release or other public disclosure relating to this Agreement or its subject matter, may be made by any Party, and no Party shall use the name, trademark, trade name or logo of any other Party, its Affiliates or their respective employee(s) in any publicity or promotional communication, without the prior express written permission of such other Party, except as may be required by Applicable Laws. Unless otherwise agreed by the Parties, no Party will make any news release or other disclosure announcing this Agreement prior to the Effective Date. In the event that any Party desires to make any news release or other disclosure announcing this Agreement after the Effective Date, it shall provide a draft to the other Parties for review and approval at least [***] prior to such planned release or disclosure; provided that no such release or disclosure shall be permitted without such prior approval. Following any such press release or disclosure announcing this Agreement, any Party shall be free to disclose or publicize, without the other Parties’ prior written consent, the existence of this Agreement, the identity of the other Parties, and those terms of this Agreement (or other information) that have already been publicly disclosed in accordance herewith.

(b) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent foreign agency) (“SEC”) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 10.5. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and each other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Parties.

(c) Each Party acknowledges that each other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure first provides each other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Laws) if any other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as such other Party shall reasonably request to be removed.

10.6 Equitable Relief. Each Party acknowledges that a breach of this Article 10 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Parties irreparable injury and damage. By reason thereof, each Party agrees that the other Parties shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

10.7 Attorney-Client Privilege. No Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Execution Date all of the receiving Party(ies) and the disclosing Party(ies) have the right to assert such protections and privileges.

10.8 Information Sharing. In connection with any public offering of Windward’s securities or any other transaction that would result in Windward becoming subject to public reporting obligations or in Licensors having public reporting obligations in connection therewith, each Party shall make reasonable efforts to cooperate with each other Party to make available documents, records, information, financial statements, etc. reasonably requested by each other Party for purposes of making required disclosures to the SEC or other regulatory bodies.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of Each Party. Each Party represents, warrants, and covenants (as applicable) to the other Parties, as of the Effective Date, that:

(a) it is a company or corporation duly organized, validly existing, and, where such concept exists, in good standing under the laws of the country or jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;

(c) it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Parties under this Agreement or performing its obligations under this Agreement; and

(d) in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, including as applicable, cGMP, GCP, and GLP standards, and Applicable Laws on anti-bribery and anti-corruption, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

11.2 Representations and Warranties of Licensors. Each Licensor represents, warrants, and covenants (as applicable) to Windward as of the Effective Date that:

(a) it, subject to the rights under the Licensed Technology of the other Licensor and subject to the Upstream License Agreements, has the full right, power and authority under the Licensed Technology to grant the licenses to Windward as purported to be granted under Section 2.1 of this Agreement;

(b) it has not granted, and will not grant during the Term, any license or other right under the Licensed Technology that is inconsistent with the license granted to Windward under Section 2.1;

(c) all Existing Licensed Patents are listed on Exhibit A; and each Existing Licensed Patent properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Licensed Patent is issued or such application is pending and is (i) subsisting and, to its knowledge, is not invalid or unenforceable, in whole or in part and (ii) filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. The pending applications included in Existing Licensed Patents are being diligently prosecuted in the respective patent offices in accordance with Applicable Law. True, complete and correct copies of any file wrappers relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Licensed Patents that are not publicly available have been provided to Windward, except to the extent would not be material. It, collectively or together with its Affiliates, as applicable, is a joint owner of all Existing Licensed Patents, and its joint interest thereof is free of any lien, encumbrance (other than the licenses granted pursuant to this Agreement), charge, mortgage, liability, security interest or claim of ownership by any Third Party;

(d) it has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of a joint interest in all inventorship rights listed on all Existing Licensed Patents, and all such assignments are valid and enforceable;

(e) all inventor assignments to it with respect to inventions claimed in the Existing Licensed Patents have been properly executed as necessary at each respective patent office in the Windward Territory in accordance with the Applicable Law, and it, its Affiliates, or its licensees have paid all required inventor rewards and remuneration to its or their employees, contractors or other Person in connection with the Existing Licensed Patents in accordance with Licensors’ internal intellectual property policies and Applicable Law;

(f) there are no pending, alleged or, to its knowledge, threatened, (i) inter partes review, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Licensed Patents, or (ii) any inventorship challenges involving the Existing Licensed Patents that are in or before any patent office (or other governmental authority performing similar functions);

(g) as of the Effective Date, the Existing Licensed Patents include all Patents that it or its respective Affiliates own or otherwise have rights to relating to any Compound or Product, or the exploitation thereof (irrespective of the definition of “Control”);

(h) Other than [***], the Licensed Technology is not the subject of an upstream in-license agreement between either or both Licensors (or any of their respective Affiliates) and any Third Party, and no sublicenses are being granted to Windward hereunder with respect to the Licensed Technology;

(i) neither it nor any of its Affiliates has previously entered into any definitive agreement, whether in writing or otherwise, that granted any Third Party any rights of reference under the Regulatory Materials Controlled by Licensors in the Windward Territory existing as of the Effective Date (“Existing Regulatory Material”);

(j) it and its Affiliates have generated, prepared, maintained and retained all Existing Regulatory Material that it is required to maintain or retain pursuant to and in material compliance with Applicable Law;

(k) to its knowledge, the practice by it under the Licensed Technology prior to the Effective Date did not infringe, misappropriate or otherwise violate any intellectual property rights or proprietary right of any Third Party;

(l) its and its Affiliates’, and their respective subcontractors’ conduct of Development of the Compounds and Products, including any pre-clinical studies related thereto, is in material compliance with Applicable Law;

(m) the Licensed Technology, and any materials to be transferred to Windward hereunder, are not subject to any technology export control laws in China, and Licensors have otherwise complied with all Applicable Law in connection with the grant of rights and the transfer of materials hereunder, excluding in each case any laws requiring the recordation or registration of any clinical data transferred to Windward hereunder;

(n) to its knowledge, the Licensed Know-How transferred to Windward hereunder, as well as Know-How provided to Windward prior to the Effective Date (including all data and Regulatory Materials), is (and shall be) true and correct in all material respects;

(o) the inventions claimed by the Existing Licensed Patents conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of it were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received by it from any Governmental Authority, and, no Governmental Authority or academic institution has, under any contract, any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or right to impose any restriction on the assignment, transfer, grant of licenses or other disposal of, the Existing Licensed Patents, or any right to impose any requirement or restriction on the exploitation of any Compound or Product as contemplated herein; and

(p) there are no adverse actions, claims, suits or proceedings against it or any of its Affiliates, or that is pending or, to its knowledge, threatened against it or any of its Affiliates, involving any Licensed Technology or any Compound or Product.

11.3 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. EACH PARTY ACKNOWLEDGES AND AGREES THAT A COMPOUND OR PRODUCT IS THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF A COMPOUND OR PRODUCT IN THE FIELD IN THE TERRITORY.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Windward. Windward shall defend, indemnify and hold harmless Licensors, their respective Affiliates, licensees, and sublicensees, and their respective directors, officers, employees, contractors, and agents (individually and collectively, the “Licensor Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:

(a) the Development, Manufacture and Commercialization of a Product in the Windward Territory by or on behalf of Windward or any of its Affiliates or its or their sublicensees, including product liability claims relating to a Product in the Windward Territory; or

(b) the negligence, willful misconduct or breach of this Agreement by any Windward Indemnitee;

except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Licensor Indemnitee.

12.2 Indemnification by Licensors. Each Licensor shall defend, indemnify and hold harmless Windward, its Affiliates, licensees, and sublicensees, and their respective directors, officers, employees, contractors, and agents (individually and collectively, the “Windward Indemnitee(s)”) from and against all Losses to the extent arising from:

(a) the Development, Manufacture and Commercialization of a Product (i) anywhere in the world prior to the Execution Date and (ii) in the Retained Territory after the Execution Date, in each case, by such Licensor or any of its Affiliates, licensees or sublicensees, including product liability claims relating to a Product in the Retained Territory; or

(b) the negligence, willful misconduct or breach of this Agreement by any Licensor Indemnitee of such Licensor;

except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Windward Indemnitee or any Licensor Indemnitee of the other Licensor.

12.3 Indemnification Procedure. If any Party is seeking indemnification under Sections 12.1 or 12.2, as applicable (the “Indemnified Party”), it shall inform Windward (if such Party seeking indemnification is a Licensor) or the applicable Licensor (if such Party seeking indemnification is Windward) (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section within [***] after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been prejudiced as a result of such failure or delay to give notice). Subject to Article 9, the Indemnifying Party has the right to and shall assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party has the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party, provided that, subject to Article 9, the Indemnifying Party shall ultimately control such claim. No Party shall have the obligation to indemnify any other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.

12.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take steps and actions as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.5 Limitation of Liability. NO PARTY SHALL BE LIABLE TO THE OTHER PARTIES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THE PRECEDING AND FOLLOWING SENTENCE IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 12.1 OR 12.2, DAMAGES AVAILABLE FOR BREACH OF ARTICLE 10 [***], OR DAMAGES RESULTING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR DAMAGES RESULTING FROM WINDWARD’S FAILURE TO MAKE ANY PAYMENTS DUE HEREUNDER. [***].

12.6 Insurance. Windward shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Windward shall provide Licensors with evidence of such insurance upon request and shall provide Licensors with written notice at least [***] prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of Windward’s liability under this Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. Except for the terms and conditions of Article 1, Section 8.1 (solely with respect to the last four sentences), Article 10, Article 14, Article 15, and this Section 13.1 (all of which shall become effective on the Execution Date), the term of this Agreement will commence upon, and this Agreement will not take effect until, the Effective Date and will continue in full force and effect, on a Product-by-Product and country-by-country (and jurisdiction-by- jurisdiction) basis, until the expiration of the Royalty Term for such Product in such country, unless earlier terminated as set forth in Section 13.2 below (the “Term”). Upon expiration (but not earlier termination) of the Royalty Term with respect to a particular Product in a particular country, the license granted by Licensors to Windward under Section 2.1(a) with respect to such Product in such country shall continue and shall become non-exclusive, fully paid-up, royalty-free, and perpetual.

13.2 Termination.

(a) Termination by Windward for Convenience. At any time following Licensors’ receipt of all cash and Parent’s equity payable and deliverable by Windward under Section 8.1, Windward may terminate this Agreement in its entirety or on a Product-by-Product basis by providing written notice of termination to Licensors, which notice includes an effective date of termination (i) at least [***] after the date of the notice, and (ii) at least [***] after the date of the notice if such notice is sent following the first Regulatory Approval of the first Product. For the avoidance of doubt, in the event this Agreement is terminated with respect to a Product containing a Multi-Specific Compound comprising the Lead Compound pursuant to this Section 13.2(a), Windward’s rights under this Agreement with respect to any other Product containing a Multi-Specific Compound comprising the Lead Compound shall not be affected or limited in any way unless this Agreement is also terminated with respect to any such other Product.

(b) Termination for Material Breach. If any Licensor or Windward believes that the other is in material breach of its material obligations hereunder or material breach of any material representation or warranty set forth in this Agreement, then any Licensor or Windward may deliver notice of such breach to the allegedly breaching Party. The allegedly breaching Party has [***] from the receipt of the notice (“Cure Period”) to cure such breach. If the allegedly breaching Party receiving notice of breach fails to cure that breach within the Cure Period, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety upon written notice to the allegedly breaching Party, provided that, the termination shall not become effective if such material breach cannot be cured within such Cure Period, but (i) the breaching Party commences actions to cure such material breach within such Cure Period, (ii) the breaching Party thereafter diligently continues such actions, and (iii) the breaching Party cures such breach within [***] following the expiration of the Cure Period; provided further that, in the event of any such material breach by Windward, if such material breach and the subsequent failure to cure is solely with respect to (A) one or more Regions in the Windward Territory, but not all of the Windward Territory or (B) certain (but not all) Compounds or certain Products, then Licensors do not have the right to terminate this Agreement in its entirety, but have the right to terminate this Agreement solely with respect to (a) the Region in which such material breach and failure to cure occurred, including with respect to Section 2.6 and Section 2.9, or (b) the certain Compound(s) or Product(s) with respect to which such material breach and failure to cure occurred, and this Agreement shall remain in full force and effect with respect to all other Regions in the Windward Territory, and the other Compounds and Products; provided, further, that any material breach by Windward resulting from Windward’s failure to timely make any payments due hereunder shall be deemed a material breach of this Agreement in its entirety. For the avoidance of doubt, in the event this Agreement is terminated with respect to a Product containing a Multi-Specific Compound comprising the Lead Compound pursuant to this Section 13.2(b), Windward’s rights under this Agreement with respect to any other Products containing a Multi-Specific Compound comprising the Lead Compound shall not be affected or limited in any way unless this Agreement is also terminated with respect to any such other Product. Notwithstanding the foregoing, if a Licensor or Windward, reasonably and in good faith, disagrees as to whether such a material breach of this Agreement has occurred, then: (x) the Party that disputes whether there has been such a material breach may contest the allegation by referring such matter, within the Cure Period, for resolution in accordance with Article 14; (y) the relevant Cure Period with respect to such alleged material breach will be tolled in accordance with Article 14 from the date on which the Party that disputes whether there has been such a material breach notifies the other Parties of such Dispute and through the resolution of such Dispute in accordance with Article 14; and (z) during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c) Termination for Insolvency. Windward and each Licensor have the right to terminate this Agreement in its entirety upon written notice to the other Parties in the event that (i) Windward (if the terminating Party is a Licensor) or a Licensor (if the terminating Party is Windward or the other Licensor) files in any court or agency pursuant to any statute or regulation of any country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) Windward (if the terminating Party is a Licensor) or the relevant Licensor (if the terminating Party is Windward or the other Licensor) is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) Windward (if the terminating Party is a Licensor) or the relevant Licensor (if the terminating Party is Windward or the other Licensor) makes an assignment of substantially all of its assets for the benefit of its creditors (any of (i) – (iii), an “Insolvency Event”).

(d) Termination for Patent Challenge. If Windward or any of its Affiliates or its or their sublicensees institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or otherwise participating in) any claim, demand, action, or proceeding alleging that any claim in any Licensed Patent is invalid, unenforceable, or otherwise not patentable (a “Patent Challenge”), Licensors have the right to terminate this Agreement by giving Windward [***] prior written notice if such Patent Challenge is not withdrawn during such [***] period; provided that [***].

(e) Termination for Cessation. If Cessation with respect to a Product occurs, Licensors may deliver notice of such occurrence to Windward, which has [***] from the receipt of the notice to cure such Cessation. If Windward receiving notice of breach fails to cure such Cessation within such [***] period, then Licensors may terminate this Agreement with respect to such Product upon written notice to Windward. [***].

13.3 Alternative Remedy in Lieu of Termination. If any Licensor is in material breach [***] of this Agreement and Windward has a right to terminate pursuant to Section 13.2(b) as a result of such material breach, then, in lieu of terminating this Agreement, Windward may, in its sole discretion, by providing written notice to Licensors, reduce [***] otherwise due under Article 8 hereof by [***]. If Windward exercises such remedy, Licensors stipulate and agree that such alternative liquidated damages remedy would be a reasonable remedy in such circumstance and not a penalty. For the avoidance of doubt, except as set forth in this Section 13.3, if Windward exercises the alternative remedy set forth above in this Section 13.3, then all rights and obligations of all Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by any Party pursuant to this Article 13.

13.4 Effect of Termination. Upon any termination of this Agreement:

(a) Licenses. All licenses and other rights with respect to the Compounds and Products (or, if this Agreement is terminated solely with respect to certain Compounds, all licenses and other rights with respect to the Terminated Compounds and Terminated Products) with respect to the applicable Terminated Territory granted by a Party to another Party hereunder will terminate.

(b) Reversion. In the event this Agreement is terminated, as of the effective date of termination:

(i) Windward shall, and hereby does, grant Licensors a perpetual, irrevocable, exclusive, royalty-free (except as provided below), sublicensable (through multiple tiers) license under Windward Product Technology and any other Patents or Know-How owned and Controlled by Windward that (A) Cover any Terminated Compound or Terminated Product or (B) which are used in the Development, Manufacture or Commercialization of any Terminated Compound or Terminated Product as such compounds or products exist as of the effective date of termination, in each case, solely to (1) Develop, Manufacture, or Commercialize any Terminated Compound or Terminated Product in the applicable Terminated Territory and (2) Develop, Manufacture, or Commercialize any Terminated Compound or Terminated Product in the Retained Territory. In the event this Agreement is terminated by Windward under Section 13.2(b) in its entirety or with respect to a Terminated Product or a Terminated Territory, the foregoing license will be royalty-bearing [***], for a period of [***] after the First Commercial Sale of the first such Product in such country, Licensors will, on a Calendar Quarterly basis, pay to Windward a royalty on aggregate Calendar Year Net Sales of such Terminated Product in such country (A) [***], and (B) [***]. The provisions of Sections 8.5(e), 8.8, 8.9, 8.10, 8.11, and 8.12 shall apply to the payment of such royalties, mutatis mutandis;

(ii) As among the Parties, Licensors have the co-exclusive (amongst Licensors, even as to Windward and its Affiliates) joint right (but not the obligation) to file, prosecute, maintain, and defend (other than defense actions raised as a counterclaim to a Product Infringement suit under Section 9.3) all Joint Patents and all Windward Product Patents in the Retained Territory or the Windward Territory that are included in the license granted under Section 13.4(b)(i), at Licensors’ own cost and expense, and in Windward’s name(s) with respect to such Windward Product Patents, and in the relevant Licensor’s and Windward’s name with respect to such Joint Patents. As among the Parties, Licensors have the co-exclusive (amongst Licensors, even as to Windward and its Affiliates) joint right (but not the obligation) to bring and control any legal action to enforce any Windward Product Patent or Joint Patent against any Product Infringement relating to such Terminated Product in the Retained Territory or the Windward Territory that are included in the license granted under Section 13.4(b)(i), at its own expense as it reasonably determines appropriate after consultation with Windward. Section 9.4 will survive solely with respect to Joint Patents and Windward Product Patents that are included in the license granted under Section 13.4(b)(i), except that such claims will be discussed by the Parties (instead of at the AC);

(iii) unless expressly prohibited by any Regulatory Authority or Applicable Law, Windward shall, hereby does, and shall cause its Affiliates and its or their sublicensees to, assign and transfer to Licensors all of its right, title, and interest in all Regulatory Materials and Regulatory Approvals owned and Controlled by Windward or any of its Affiliates or its or their sublicensees or in any of their respective names relating to such Terminated Compound or Terminated Product in the Terminated Territory. To the extent such transfer is prohibited by a Regulatory Authority or Applicable Law, Windward shall, hereby does, and shall cause its Affiliates and its or their sublicensees to, grant each Licensor a right to reference such Regulatory Materials and Regulatory Approvals;

(iv) where and to the extent permitted by Applicable Law and Regulatory Authorities, at Licensors’ request and expense, Windward shall, hereby does, and shall cause its Affiliates and its or their sublicensees to, transfer control to Licensors of any Clinical Trials being conducted by Windward or any of its Affiliates or its or their sublicensees for such Terminated Product and Terminated Territory, and Licensors shall assume any and all liability for the conduct of any such Clinical Trial transferred to Licensors in accordance with the foregoing after the date of such election;

(v) Windward shall, and hereby does, assign to Licensors all trademarks Controlled by Windward or its Affiliates or its or their sublicensees that are solely related to such Terminated Compound or Terminated Product in the Terminated Territory;

(vi) at Licensors’ election, Windward shall use reasonable efforts to assign (and cause its Affiliates to assign) to Licensors or a designee of Licensors all then-existing subcontractor agreements related to the Development, Manufacture, or Commercialization of such Terminated Compound or Terminated Product in the Terminated Territory. To the extent any such contracts are not assignable, Windward agrees to provide reasonable assistance in facilitating Licensors to enter into separate contracts with such subcontractors in connection with the Development, Manufacture, or Commercialization of such Terminated Compound or Terminated Product in the Terminated Territory;

(vii) Notwithstanding anything to the contrary herein, with respect to any technology that is licensed to Windward or its Affiliates or its or their sublicensees from a Third Party that is not Controlled by Windward or its Affiliates and that (x) Covers any Terminated Compound or Terminated Product in the Terminated Territory or (y) which are used in the Development, Manufacture or Commercialization of any Terminated Compound or Terminated Product in the Terminated Territory as such compounds or products exist as of the effective date of termination, (A) Windward shall advise Licensors of the identity of such Third Party licensor and the nature of the relevant intellectual property, and at Licensors’ request, Windward shall, and shall cause its Affiliates or its or their sublicensees to, use Commercially Reasonable Efforts (but without an obligation to assume any costs) to assign and transfer to Licensors all of its or their rights and obligations under the relevant agreement under which such technology is licensed to Windward or its Affiliates or its or their sublicensees, as applicable, or to otherwise obtain the rights granted thereunder with respect to such Terminated Compound or Terminated Product in the Terminated Territory; and (B) under any such agreement, Licensors will assume all responsibility and liability associated with Development or Commercialization of such Terminated Compound or Terminated Product in the Terminated Territory except for Windward’s or its Affiliates conduct of such Development or Commercialization of such Terminated Compound or Terminated Product in the Windward Territory prior to the effective date of such assignment and transfer to Licensors;

(viii) Windward will perform its obligations under this Section 13.4(b) at its sole cost and expense; and

(ix) If this Agreement is terminated in its entirety, all references in Sections 13.4(b)(i) through 13.4(b)(vii) to “Terminated Compound” shall be deemed to refer to “Compound”, and all references in Sections 13.4(b)(i) through 13.4(b)(vii) to “Terminated Product” shall be deemed to refer to “Product”.

(c) Return of Confidential Information. Upon expiration or termination of this Agreement, each receiving Party shall (and shall cause its Affiliates and its or their sublicensees to) promptly return or destroy (at the disclosing Party’s election), or require to return or destroy with respect to Confidential Information in the receiving Party’s subcontractors’ possession or control, all Confidential Information of the disclosing Party that are in the receiving Party’s or its Affiliates’ or sublicensees’ or subcontractors’ possession or control specifically and solely related to the Terminated Compound or Terminated Product and Terminated Territory (or, if this Agreement is terminated in its entirety or expires, Confidential Information of the disclosing Party that are in the receiving Party’s or its Affiliates’ or sublicensees’ or subcontractors’ possession or control related to Compounds or Products), except that that (i) each Party may retain one copy of such Confidential Information received from the other Party in its confidential files for record purposes, (ii) each Party may retain any Confidential Information of the other Party to the extent (and only to the extent) such Confidential Information continues to be licensed to such Party pursuant to any license grants that survive such expiration or termination. Notwithstanding the foregoing, this provision will not apply to Licensors with respect to Confidential Information to the extent the receiving Party thereof is a Licensor and the disclosing Party thereof is the other Licensor.

13.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1, Section 2.2 (upon expiration in its entirety and with respect to a particular Product in a particular country, but not termination), Section 2.5, Sections 8.2 through 8.12 (with respect to any outstanding payments that accrue or become payable prior to the termination or expiration of this Agreement and as provided in Section 13.4(b)(i)), Section 9.1, Article 10, Article 12, Section 13.1 (in the event of expiration but not termination), Section 13.4, Section 13.5, Section 13.6, Article 14, and Article 15.

13.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2 Internal Resolution. With respect to all disputes arising among any of the Parties under this Agreement (other than disputes resolved in accordance with Section 1.64, Section 3.2(f), Section 8.5(d)(iii), or Section 8.7(c)), including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the relevant Parties are unable to resolve such dispute within [***] after such dispute is first identified by any relevant Party in writing to the other relevant Parties, any relevant Party shall refer such dispute to the Executive Officers of the relevant Parties for attempted resolution by good faith negotiations within [***] after such notice is received.

14.3 Binding Arbitration.

(a) Subject to Section 14.3(f) below, if the relevant Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.2, and a relevant Party desires to pursue resolution of the dispute, the dispute shall be submitted by any relevant Party for resolution in arbitration administered by the American Arbitration Association (“AAA”) under its arbitration rules and procedures then in effect.

(b) The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business: within [***] after initiation of arbitration, if the dispute is between each of Windward, on the one hand, and one Licensor, on the other hand, or between both Licensors only, the relevant Parties shall select one person to act as arbitrator and the two selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within [***] of their appointment, and if the dispute is among all of the Parties, each Party will select an arbitrator (and the chairperson of the arbitration panel will be decided by one or more coin tosses). If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by AAA. If, however, the aggregate award sought by the relevant Parties is less than [***] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the relevant Parties (or appointed by AAA if the relevant Parties cannot agree).

(c) The seat and location of the arbitration shall be New York City, New York, USA, and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.6 The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.

(d) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

(e) one or both Licensors (to the extent a relevant Party to the dispute), on the one hand, and Windward, on the other hand, shall equally share (i.e., 50% by the relevant Licensor or both Licensors, as applicable, collectively, and 50% by Windward) attorney’s fees, costs, and disbursements arising out of the arbitration and the fees and costs of the administrator and the arbitrator.

(f) Notwithstanding anything in this Section 14.3, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such dispute is not resolved in accordance with Section 14.2, such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.3, unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country or jurisdiction in which such rights apply.

ARTICLE 15

MISCELLANEOUS

15.1 Force Majeure. No Party shall be held liable to the other Parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, pandemic, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Parties of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

15.2 Assignment.

(a) Except as expressly permitted herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by any Party without the prior written consent of the other Parties. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

(b) Notwithstanding the foregoing, subject to Section 8.6 and Section 8.7, any Party may, without consent of the other Parties, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party (provided that, in the case of Windward, such Affiliate must be a wholly-owned subsidiary of Windward and only for so long as such Affiliate remains a wholly-owned subsidiary of Windward), or in whole to its successor- in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition, Change of Control or similar transaction.

(c) [***].

(d) [***].

15.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4 Joint and Several Liability. Each of Licensors will be liable for the matters that are solely attributable to it, including as identified on Exhibit I. Licensors will not be jointly and severally responsible and liable for any obligations and liabilities under this Agreement, except, as between Windward and Licensors, with respect to the joint and several liability matters identified on Exhibit I, for which, as between Windward and Licensors, Licensors will be jointly and severally responsible and liable to Windward for up to [***] of any such liability.

15.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally recognized overnight courier, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by email, to the address set forth below:

If to Kelun:

Sichuan Kelun-Biotech Biopharmaceutical Co., Ltd.

No. 666 Xinhua Avenue

Chengdu Cross-Strait Science and Technology Industry Development Park

Wenjiang District, Chengdu Sichuan Province, PRC

Attn:  [***]

Email: [***]

If to HBM:

Harbour Biomed (Shanghai) Co., Ltd,

6F, No. 987, Cailun Road

Pilot Free Trade Zone

Shanghai, China 201203

Attn:  [***]

Email: [***]

with a copy to:

Goodwin Procter LLP

520 Broadway Suite #500

Santa Monica, California 90401 United States

Attn:  [***]

Email: [***]

If to Windward:

Windward Bio AG

Steinentorstrasse 23

4051 Basel, Switzerland

Attn:  [***]

Email: [***]

with a copy to:

Cooley LLP

One Freedom Square

Reston Town Center, 11951 Freedom Drive

Reston, VA 20190-5656 U.S.A.

Attention: [***]

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or the next Business Day, if delivered on a non-Business Day); (b) on the third (3rd) Business Day after dispatch if sent by internationally recognized overnight courier; (c) on the seventh (7th) Business Day following the date of mailing if sent by mail, or (d) upon confirmation of receipt by the other Party, if sent by email.

15.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

15.7 Mutual Covenants. Each Party hereby covenants to the other Party, as follows:

(a) It will not enter any agreement with a Third Party that would prevent or restrict it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement, except as required by Applicable Laws; and

(b) It will comply with all Applicable Law (including applicable Anti- Corruption Laws) in the course of performing its obligations or exercising its rights pursuant to this Agreement.

15.8 Entire Agreement; Amendments. The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including any term sheets and any confidentiality between two or more of the Parties relating to this Agreement, provided that any confidential information exchanged thereunder shall be deemed Confidential Information under this Agreement) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of all Parties hereto.

15.9 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

15.10 Independent Contractors. It is expressly agreed that Licensors and Windward shall be independent contractors and that the relationship between Licensors and Windward shall not constitute a partnership, joint venture or agency. Neither Licensors nor Windward has the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other.

15.11 Waiver. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by any other Party. No waiver will be effective unless it has been given in writing and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

15.12 Cumulative Remedies. Except as expressly stated otherwise in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.14 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day, unless otherwise required by the Pharmacovigilance Agreement or such action or omission is required to be taken on such day in order to comply with Applicable Law or a requirement of a Regulatory Authority.

15.15 English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement (i.e., the English version) shall prevail.

15.16 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.17 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile or PDF copies of counterpart execution pages of this Agreement, and such facsimile or PDF copies shall be legally effective to create a valid and binding agreement among the Parties.

15.19 Parent Guarantee. Parent shall cause Windward to comply in all respects with each of Windward’s representations, warranties, covenants, and obligations hereunder. Licensors may proceed directly against Parent with respect to any breach or other failure to perform this Agreement by Windward, including any failure by Windward to make any payments required hereunder. Parent hereby unconditionally and irrevocably (except as otherwise contemplated by this Section 15.19) guarantees, as primary obligor and not as surety, to Licensors and its successors, permitted transferees and permitted assigns, the due, punctual and complete performance by Windward of all of its obligations, including payment obligations, under this Agreement (all such obligations referred to collectively as the “Guaranteed Obligations”). The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Windward, protest, notice and all demands whatsoever in connection with the performance of its obligations as set forth in this Section 15.19. Parent’s obligation under this Section 15.19 will terminate immediately and automatically upon the earlier to occur of the date Windward no longer is a controlled Affiliate of Parent; provided, however, that, Parent’s obligation under this Section 15.19 will survive and continue to be effective to the extent of Licensee’s payment obligation under Section 8.6 and Section 8.7 (to the extent Partnership Revenue is paid to Parent or any other Affiliate of Windward or Parent or any of their shareholders) until the payment in full of all such payment obligations.

15.20 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party(ies) to the other Party(ies) are, and otherwise will be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“U.S. Bankruptcy Code”) or comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction, rights and licenses to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction. In the event that a case under the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction is commenced by or against a Licensor or Windward, then Windward or Licensors (as applicable) shall have all of the rights and elections set forth in the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction to the maximum extent permitted thereby. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Licensor or Windward under the U.S. Bankruptcy Code or any comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, then Windward or Licensors (as applicable) shall, to the maximum extent allowable under Applicable Laws, be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the possession of Windward or Licensors (as applicable), shall be promptly delivered to Windward or Licensors (as applicable) (a) upon any such commencement of a bankruptcy proceeding upon Windward’s or Licensors (as applicable) written request therefor, unless the applicable Licensor or Windward (as applicable) elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a), following the rejection of this Agreement by the applicable Licensor or Windward (as applicable) upon written request therefor by Windward or Licensors (as applicable). Each Party will notify the other Parties in the event it reasonably expects to become the subject of an Insolvency Event within the immediately subsequent [***].

{Signature Page Follows)

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives.

SICHUAN KELUN-BIOTECH BIOPHARMACEUTICAL CO., LTD.		HARBOUR BIOMED (SHANGHAI) CO., LTD

By: Name: Title: Date:	/s/ Junyou Ge Dr. Junyou Ge President and CEO 12/30/2024	By: Name: Title: Date:	/s/ Jingsong Wang Dr. Jingsong Wang Chairman and CEO 12/30/2024

WINDWARD BIO AG		PARENT: LEE2024 GROUP AG (solely with respect to Sections 4.10, 8.1, 8.2, and 15.19)

By: Name: Title: Date:	/s/ Luca Santarelli Luca Santarelli, M.D. Sole Member of the Board of Directors and CEO 12/30/2024	By: Name: Title: Date:	/s/ Luca Santarelli Luca Santarelli, M.D. Sole Member of the Board of Directors and CEO 12/30/2024

Exhibit A Existing Licensed Patents

Exhibit B Licensed Cell Lines

Exhibit C [***]

Exhibit D [***]

Exhibit E [***]

Exhibit F Licensed Know-How

Exhibit G Phase 2 Material

Exhibit H Payment of Initial Consideration and Partnership Revenue Share

Exhibit I Roles and Responsibilities

Exhibit J [***]

Exhibit K Non Affiliates

Exhibit L Shareholders Agreement